Exhibit 10.1

EQUITY PURCHASE AGREEMENT

by and among

General Maritime Corporation,

Oaktree Principal Fund V, L.P.,

Oaktree Principal Fund V (Parallel), L.P.,

Oaktree FF Investment Fund, L.P. - Class A,

and

OCM Asia Principal Opportunities Fund, L.P.

Dated: December 15, 2011

TABLE OF CONTENTS

i

4.4	No Conflicts	27
4.5	Legal Proceedings	27
4.6	Financial Ability to Acquire Oaktree Commitment Shares	27
4.7	Oaktree Facility	27
4.8	No Registration Under the Securities Act	28
4.9	Acquisition for Investment	28
4.10	Independent Investigation; Retention of Tax Advisors	28
4.11	Accredited Investor	28
4.12	No Broker’s Fees	28

Section 5.	Covenants of the Company	29
5.1	Participation Offering	29
5.2	Operation of Business	29
5.3	No Inconsistent Actions	29
5.4	Notification	30
5.5	Milestones	30
5.6	Use of Proceeds	30
5.7	Access to Information	30
5.8	Amendments to Organizational Documents	31
5.9	Existing Equity	31
5.10	Securityholders Agreement; Registration Agreement	31
5.11	Bonuses and Severance	31
5.12	Paydown of Prepetition Senior Facilities	32
5.13	DIP Budget	32
5.14	Use of Property; Rejection and Assumption of Contracts	32
5.15	Exit Facilities	32
5.16	Fiduciary Obligations	32

Section 6.	Covenants of Oaktree.	32
6.1	Oaktree Pre-Confirmation Hearing Representation	32
6.2	Limitations on Transfer	33
6.3	Confidentiality Agreement	33
6.4	Oaktree Organization	33

Section 7.	Additional Covenants	33
7.1	Legends	33
7.2	Further Assurances	33
7.3	Cooperation	34
7.4	Solicitation of Alternative Transaction	34

Section 8.	Conditions to the Parties’ Obligations	34
8.1	Approval Order	34
8.2	Confirmation Order	34
8.3	Disclosure Statement	35
8.4	No Restraint	35
8.5	HSR Act; Regulatory Approvals	35

ii

Section 9.	Conditions to Oaktree’s Obligations	35
9.1	[Intentionally Omitted]	35
9.2	Plan	35
9.3	Required Consents	35
9.4	Commitment Fee; Expense Reimbursement	35
9.5	[Intentionally Omitted]	35
9.6	Milestones	35
9.7	No Default	36
9.8	Material Adverse Effect	36
9.9	Execution of Documents	36
9.10	Cash	36
9.11	Valid Issuance	36
9.12	Other Conditions	37
9.13	No Breach of Restructuring Support Agreement	37
9.14	Plan Indemnity	37
9.15	Officers’ Certificate	37

Section 10.	Conditions to the Company’s Obligations	37
10.1	Required Consents	38
10.2	Other Conditions	38
10.3	Exit Facilities and Treatment of Supporting Oaktree Lenders’ Claims	38

Section 11.	Termination	38
11.1	Termination by Either Party	38
11.2	Termination by Oaktree	38
11.3	Termination by the Company	40
11.4	Termination of the Restructuring Support Agreement	40
11.5	Effect of Termination	40

Section 12.	Miscellaneous	41
12.1	Notices	41
12.2	Assignment	43
12.3	Entire Agreement	43
12.4	Interpretation	43
12.5	Waivers and Amendments	43
12.6	Governing Law; Jurisdiction; Venue; Process	43
12.7	Waiver of Trial by Jury	44
12.8	Counterparts	44
12.9	Headings	44
12.10	Severability	44
12.11	Specific Performance	44
12.12	Limitation on Damages	45
12.13	Survival	45
12.14	Schedule Updates	45

iii

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is made as of December 15, 2011, by and among General Maritime Corporation, a Marshall Islands corporation (the “Company”), Oaktree Principal Fund V, L.P., Oaktree Principal Fund V (Parallel), L.P., Oaktree FF Investment Fund, L.P. - Class A, and OCM Asia Principal Opportunities Fund, L.P., each a Cayman Islands exempted limited partnership (each, an “Oaktree Fund,” and collectively, “Oaktree”).

W I T N E S S E T H:

WHEREAS, on November 17, 2011, the Company filed a voluntary petition under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court, and the Company’s Chapter 11 case is being administered under Case No. 11-15285 (MG) (the “Chapter 11 Case”);

WHEREAS, in connection with the restructuring contemplated under that certain Restructuring Support Agreement of the Company filed on November 17, 2011 (as amended from time to time, the “Restructuring Support Agreement”), the Company has determined that its successful reorganization requires, among other things, deleveraging its balance sheet by means of a significant new equity investment;

WHEREAS, in accordance with the deadlines in the Restructuring Support Agreement, the Company intends to propose a plan of reorganization on the terms set forth in the plan term sheet (the “Plan Term Sheet”) attached as an exhibit to the Restructuring Support Agreement and that is otherwise in form and substance reasonably acceptable to Oaktree (the “Plan”), to effectuate this deleveraging by (i) converting all of the Supporting Oaktree Lenders’ claims under the Oaktree Facility into equity (subject to dilution on terms set forth in the Plan and consistent with the Plan Term Sheet) of Reorganized GMR to be outstanding on the Effective Date pursuant to, and subject to the Restructuring Transactions set forth in the Plan, and (ii) selling Reorganized Equity, subject to the Restructuring Transactions set forth in the Plan, which together with the equity issued pursuant to clause (i) shall equal 100% of the equity of Reorganized GMR;

WHEREAS, the Company has determined that a direct equity investment by Oaktree in an amount equal to $175 million (the “Equity Investment Amount”) in exchange for the issuance by Reorganized GMR of the Reorganized Equity, is the most appropriate method at this time by which to effectuate the deleveraging and obtain the necessary new equity investment;

WHEREAS, in consideration of the agreements from the Company under the Restructuring Support Agreement, the issuance of the Commitment Fee and the payment of the Expense Reimbursement and Break-Up Fee, as applicable, Oaktree is willing, on the terms and subject to the conditions set forth herein, to fund the Equity Investment Amount on the Effective Date in exchange for the issuance by Reorganized GMR to Oaktree of the Reorganized Equity;

WHEREAS, the Company may, in connection with the Plan and in Oaktree’s sole discretion, permit third parties (the “Equity Investment Participants”) to participate in the investment of the Equity Investment Amount (the “Participation Offering”) on terms and conditions agreed to by Oaktree and the Company, whereby in lieu of Oaktree investing the entire Equity Investment Amount, the Equity Investment Participants would subscribe for such number of shares of Reorganized Equity as permitted by Oaktree.  In the event that any Equity Investment Participants subscribe for shares of Reorganized Equity in a Participation Offering, Oaktree would subscribe for only those shares of Reorganized Equity representing that portion of the Equity Investment Amount not purchased by such Equity Investment Participants; and

WHEREAS, the Parties agree that any valuations of the Company’s assets or estates, whether implied or otherwise, arising from this Agreement shall not be binding for any other purpose, including determining recoveries under the Plan, and that this Agreement does not limit the Parties’ rights regarding valuation in the Chapter 11 Case.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, the Parties hereby agree as follows:

Section 1.            Definitions

For purposes of this Agreement, the following terms will have the meanings set forth below, and capitalized terms used but not defined herein shall have the meanings ascribed to them in the Restructuring Support Agreement:

“2010 Credit Facility” means the Amended and Restated Credit Agreement, dated as of May 6, 2010, among the Company, as parent, Arlington Tankers, Ltd. and General Maritime Subsidiary Corporation as guarantors, General Maritime Subsidiary II Corporation as borrower, various lenders, and Nordea Bank Finland Plc, New York Branch as administrative agent and collateral agent, as amended or restated from time to time.

“2010 Exit Facility” means the new loans extended in respect of the 2010 Credit Facility as of the Effective Date, on terms consistent in all material respects with the Restructuring Support Agreement and otherwise acceptable in accordance with Section 1(e) of the Restructuring Support Agreement.

“2011 Credit Facility” means the Second Amended and Restated Credit Agreement, dated as of May 6, 2011, among the Company, as parent, Arlington Tankers, Ltd. and General Maritime Subsidiary II Corporation as guarantors, General Maritime Subsidiary Corporation as borrower, various lenders, and Nordea Bank Finland Plc, New York Branch as administrative agent and collateral agent, as amended or restated from time to time.

“2011 Exit Facility” means the new loans extended in respect of the 2011 Credit Facility as of the Effective Date, on terms consistent in all material respects with the Restructuring Support Agreement and otherwise acceptable in accordance with Section 1(e) of the Restructuring Support Agreement.

“Accounts Payable Threshold” has the meaning set forth in Section 9.10.

“Actual Knowledge of Oaktree” means the actual knowledge of Stephen A. Kaplan, B. James Ford and Adam C. Pierce, after reasonable inquiry with such persons’ direct reports within Oaktree.

“Actual Knowledge of the Company” means the actual knowledge of Jeffrey D. Pribor, John P. Tavlarios, John C. Georgiopoulos, Peter C. Georgiopoulos and Leo Vrondissis and Christopher F. Allwin, after reasonable internal inquiry with such persons’ direct reports within the Company.

“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

“Agreement” has the meaning set forth in the preface above.

“Alternative Transaction” means the consummation of a restructuring transaction with respect to all or substantially all of the assets of the Company in one or a series of related transactions (but for the avoidance of doubt, not a credit bid by the Supporting Credit Facility Lender under the DIP Credit Agreement), other than pursuant to the Plan.

“Amended Organizational Documents” means the amended and restated articles of incorporation and by-laws or other applicable organizational documents of Reorganized GMR with such terms as set forth in the Plan Term Sheet and to be filed in connection with the Plan in substantially the form reasonably acceptable to Oaktree.

“Approval Motion” means the motion filed by the Company on November 22, 2011 with the Bankruptcy Court requesting that the Bankruptcy Court approve the Company’s entry into this Agreement.

“Approval Order” means that order entered by the Bankruptcy Court (a) authorizing the Company and Oaktree to enter into and perform this Agreement, and authorizing the Company to (i) issue the Commitment Fee on the Effective Date, (ii) pay the Expense Reimbursement and (iii) pay the Break-Up Fee, as applicable, and (b) granting the Approval Motion, which shall not deviate in form or substance in a manner that is materially adverse to Oaktree, without Oaktree’s consent, from the form of order filed with the Bankruptcy Court as an attachment to the Approval Motion.

“Approvals” means all governmental approvals and authorizations that are required under applicable law, including the Bankruptcy Code, for the Company to take corporate action.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as applicable to the Chapter 11 Case.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York, or any other court having jurisdiction over the Chapter 11 Case.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Case, promulgated under 28 U.S.C. § 2075 and the general, local and chambers rules of the Bankruptcy Court.

“Bonus Pool” means the bonus pool established in the amount of $650,000 to be allocated among the Company’s eligible non-Insider (as defined in section 101(31) of the Bankruptcy Code) United States employees.

“Break-Up Fee” means a break-up fee payable, in accordance with Section 2.2, to Oaktree or a designated Affiliate of any Oaktree Fund in cash in an amount equal to $12.5 million, which fee upon entry of the Approval Order shall constitute an allowed administrative expense obligation of the Company pursuant to the Bankruptcy Code but shall be junior, and subject to the prior satisfaction in full (as provided in Section 2.2) of all outstanding obligations under the Prepetition Senior Facilities (including, for the avoidance of doubt, all obligations under Interest Rate Protection Agreements and Other Hedging Agreements as defined thereunder) and the DIP Credit Agreement, including any related adequate protection obligations.

“Business Day” means any day other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

“Cash” means the amount of cash and cash equivalents (including marketable securities) held by the GMR Parties as determined on a consolidated basis in accordance with GAAP.

“Chapter 11 Case” has the meaning set forth in preface above.

“Claim” has the meaning assigned to it in section 101(5) of the Bankruptcy Code.

“Closing” means the closing of the sale and purchase of the Oaktree Commitment Shares pursuant to Section 2.1 hereof.

“Closing Date” has the meaning set forth in Section 2.3(a).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” has the meaning set forth in Section 3.9(a).

“Commitment Fee” means the penny warrants exercisable at any time, and from time to time, for a period of 5 years for all or a portion of 5.0% of the Reorganized Equity upon terms satisfactory to Oaktree and the Company, to be delivered to Oaktree or a designated Affiliate of any Oaktree Fund in accordance with in accordance with Section 2.2.

“Commitment Fee Warrant Shares” means the shares of Reorganized Equity underlying the Commitment Fee.

“Company” has the meaning set forth in the preface above.

“Company Intellectual Property” has the meaning set forth in Section 3.13(a).

“Company SEC Documents” has the meaning set forth in Section 3.9(a).

“Confirmation Order” has the meaning set forth in Section 8.2.

“DIP Budget” means the budget for the GMR Parties periodically approved pursuant to the DIP Credit Agreement.

“DIP Credit Agreement” means that certain Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of November 17, 2011, among the Company and all of its subsidiaries party thereto from time to time, as guarantors, General Maritime Subsidiary Corporation and General Maritime Subsidiary II Corporation, as borrowers, various lenders and Nordea Bank Finland plc, New York Branch, as administrative agent and collateral agent.

“Disclosure Information” means the Company’s financial projections and Budget (as defined in the Plan Term Sheet), including any variance analysis with respect to the Budget, valuation analyses, liquidation analyses, a list of Joining Parties (as defined in the Restructuring Support Agreement), information regarding the Company’s insurance policies, information relating to any bonus or severance program to be honored or established during the Chapter 11 Case or approved and administered in connection with the Plan, a list of all of the Company’s material tax liabilities, a list all contracts, agreements, leases or other arrangements to which the Company is a party and which will be assumed or rejected by the Company during the Chapter 11 Case or in connection with the Plan, including any cure costs to be paid in connection with such assumption (to the extent that such information is determined by the parties hereto prior to the termination of any confidentiality agreement contemplated by Section 5.7(a)), any information pertaining to the GMR Parties, which is not designated as “professional eyes only”, provided by the Company to third parties for the purpose of soliciting proposals for an Alternative Transaction and covenants and other terms to be negotiated in respect of the New Senior Loans (as defined in the Plan Term Sheet), in each case, shared with Oaktree pursuant to the terms of a confidentiality agreement contemplated by Section 5.7(a).

“Disclosure Statement” has the meaning set forth in the Restructuring Support Agreement.

“Effective Date” means the Business Day that the Plan becomes effective pursuant to the terms of the Plan, which date shall not occur on a date later than that specified in the Milestones, unless agreed to by Oaktree in its sole discretion (subject only to the last sentence of Section 2.3(a)).

“Employee Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other benefit or compensation plan, program, agreement or arrangement maintained, sponsored, contributed or required to be contributed to by any GMR Party or any ERISA Affiliate or with respect to which any GMR Party or any ERISA Affiliate has any current or potential liability or obligation.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law, including, without limitation, (a) any and all by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” means, whenever in effect, all federal, state, local, international and foreign statutes, regulations, ordinances, laws, treaties, protocols, rules, regulations, codes, binding and enforceable guidelines or written policies, and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, pollution or protection of the environment, or relating to Hazardous Materials.

“Equity Incentive Program” means a post-Effective Date equity incentive program providing for the issuance of equity interests of Reorganized GMR representing, in the aggregate, 10% of the common equity interests of Reorganized GMR or such other amount as agreed to between Oaktree and the Company, on a fully-diluted basis, to eligible employees, directors or officers of the Company, as set forth in the Plan.  The form, amount, allocation and vesting schedule of such common equity interests pursuant to such equity incentive program will be (i) mutually agreed upon by Oaktree and the Company and be set forth in a schedule to the Plan to be filed with the Bankruptcy Court prior to confirmation of the Plan or (ii) to the extent not determined in accordance with the preceding sub-clause (i) as of the date that is fourteen (14) days before the commencement of the hearing on confirmation of the Plan, determined by the new board of directors established after the Effective Date.

“Equity Investment Amount” has the meaning set forth in the preface above.

“Equity Investment Participant” has the meaning set forth in the preface above.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each Subsidiary of the Company and each Person that is or at any relevant time was considered a single employer with any GMR Party under Section 414 of the Code.

“Exchange Act” has the meaning set forth in Section 3.9(a).

“Expense Reimbursement” means the reimbursement of all reasonable and documented advisor fees, and out-of-pocket costs and expenses, in each case, of Houlihan Lokey Capital, Inc. and Kirkland & Ellis LLP, and the reasonable and documented out-of-pocket expenses of Oaktree (including reasonable travel expenses), which have been or are incurred in anticipation of, during or otherwise in connection with the Chapter 11 Case, including in connection with the negotiation, preparation and implementation of the transactions contemplated under the Plan, this Agreement, the Equity Commitment Letter, the Term Sheet or the Restructuring Support Agreement, payable to Oaktree or a designated Affiliate of any Oaktree Fund (including, for the avoidance of doubt, Oaktree’s costs and expenses incurred in connection with collecting the Break-Up Fee).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“GMR Parties” means the Company, together with each of its Subsidiaries.

“Governmental Authority” means any (i) government; (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, in the case of any of clause (i) through (iii), whether federal, state, local, municipal, foreign, supranational or of any other jurisdiction.

“Hazardous Materials” shall mean: (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority, or for which liability or standards of conduct may be imposed, under Environmental Laws.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, transliterations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated therewith; (iii) copyrights and copyrightable work; (iv) registrations and applications for any of the foregoing; (v) trade secrets, confidential information, know-how, manufacturing processes and methods, customer lists, formulae, and inventions; (vi) computer software (including source code, executable code, data, databases and documentation); and (vii) all other intellectual property.

“Knowledge of the Company” means the actual knowledge of Jeffrey D. Pribor, John P. Tavlarios, John C. Georgiopoulos, Peter C. Georgiopoulos, Leo Vrondissis and Christopher F. Allwin and, in each case, all facts of which any such Person or Persons, after reasonable inquiry (which inquiry shall include any inquiry that an officer of such title would reasonably conduct), should be aware.

“Material Adverse Effect” means any change, effect, event, development, circumstance or state of facts which has had or would reasonably be expected to have a materially adverse effect on (i) the condition (financial or otherwise), business, performance, operations or property of the GMR Parties taken as a whole, without regard to the duration or persistence, (ii) the ability of the Company, subject to the Approvals, to perform its obligations under this Agreement, or (iii) subject to the Approvals, the validity or enforceability of this Agreement, against the Company; provided, however, that Material Adverse Effect shall specifically exclude any change, effect, event, development, circumstance or state of facts arising from (a) general worldwide economic, political or financial market conditions, including acts of war, acts of terrorism or natural disasters, so long as such change, effect, event, development, circumstance or state of facts does not disproportionately and adversely affect the GMR Parties in any material respect as compared to similarly situated companies in the industries in which the GMR Parties operate, (b) conditions affecting the Company in the industry where the Company operates (except to the extent such change, effect, event, development, circumstance or state of facts has a disproportionate adverse effect on the Company and its Subsidiaries relative to other participants in such industry, taken as a whole), (c) the fact of the delisting of the Company’s equity interests from the New York Stock Exchange, (d) the fact of the deregistration of the Company’s equity interests by the Commission, (e) the fact of the pursuit, filing or prosecution of the Chapter 11 Case, (f) the negotiation, announcement or consummation of this Agreement, including, but not limited to the announcement of the identity of Oaktree or any communication by the Company or Oaktree of any plans or intentions regarding the operation of the Company’s business, prior to or following the Closing, (g) any act or omission of the Company required by the terms of this Agreement, or otherwise taken with the prior written consent of Oaktree, or (h) any change in applicable law or GAAP.

“Material Contract” has the meaning set forth in Section 3.16.

“Material Permits” has the meaning set forth in Section 3.17.

“Milestones” means the deadlines specified in the milestones set forth on Exhibit D to the Restructuring Support Agreement, which exhibit is incorporated into this Agreement by reference and expressly made a term hereof as extended or waived by Oaktree in order to accommodate court schedules or otherwise, it being understood that Oaktree is the only Party that may modify the Milestones (and such modification shall be in the sole discretion of Oaktree, subject only to the last sentence of Section 2.3(a)).

“Money Laundering Laws” has the meaning set forth in Section 3.27.

“Most Recent Unaudited Financial Statements” has the meaning set forth in Section 3.9(b).

“Oaktree” has the meaning set forth in the preface above.

“Oaktree Commitment Shares” has the meaning set forth in Section 2.1(a).

“Oaktree Conversion Shares” has the meaning set forth in Section 2.1(a).

“Oaktree Fees” has the meaning set forth in Section 2.2(a).

“Oaktree Fund” has the meaning set forth in the preface above.

“Oaktree Shares” has the meaning set forth in Section 2.1(a).

“OCM Marine Investments” means OCM Marine Investments CTB, Ltd., a Cayman Islands exempt company.

“Participation Offering” has the meaning set forth in the preface above.

“Participation Offering Shares” means the shares of Reorganized Equity acquired by the Equity Investment Participants in the Participation Offering, if any.

“Participation Offering Term Sheet” has the meaning set forth in Section 2.1(b).

“Party” means the Company or any Oaktree Fund, individually, and “Parties” means the Company and Oaktree, collectively.

“PBGC” has the meaning set forth in Section 3.20.

“Pension Plan” has the meaning set forth in Section 3.20.

“Permitted Liens” has the meaning set forth in the DIP Credit Agreement.

“Permitted Update” has the meaning set forth in Section 12.14.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Plan” has the meaning set forth in the Restructuring Support Agreement.

“Plan Term Sheet” has the meaning set forth in the preface above.

“Prepetition Senior Facilities” means the 2011 Credit Facility, together with the 2010 Credit Facility.

“Purchased Shares” means the Oaktree Commitment Shares and the Participation Offering Shares, if any, acquired in accordance with Section 2.1.

“Registration Agreement” means a registration rights agreement or similar agreement, governing certain rights and obligations among securityholders of Reorganized GMR with respect to the registration of securities of Reorganized GMR for offering or sale, which agreement may be entered into, in the event a Participation Offering is conducted and the Equity Investment Participants thereunder acquire Reorganized Equity, in form and substance consistent in all material respects with the Participation Offering Term Sheet and otherwise reasonably acceptable to Oaktree.

“Reorganized Equity” means the shares of common stock or other equity securities of Reorganized GMR authorized to be issued pursuant to the Plan and the Amended Organizational Documents, which shall be subject to the Restructuring Transactions as set forth in the Plan.

“Reorganized GMR” means General Maritime Corporation, a Marshall Islands Corporation, as reorganized pursuant to the Plan on or after the Effective Date.

“Restructuring Support Agreement” has the meaning set forth in the preface above.

“Restructuring Transactions” means the transactions contemplated by the Plan and the Restructuring Support Agreement.

“SEC Financial Statements” has the meaning set forth in Section 3.9(b).

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securityholders Agreement” means a securityholders agreement or similar agreement, governing certain rights and obligations among securityholders of Reorganized GMR, which agreement may be entered into in the event a Participation Offering is conducted and the Equity Investment Participants thereunder acquire Reorganized Equity, in form and substance consistent in all material respects with the Participation Offering Term Sheet and otherwise reasonably acceptable to Oaktree.

“Subsidiary” means, with respect to any entity, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership, limited liability company or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company or other business entity.

“Tax” and “Taxes” means any (i) federal, state, local and foreign taxes, charges, fees, levies or other similar assessments or liabilities (including, without limitation, income, receipts, revenue, ad valorem, value added, excise, real or personal property, sales, occupation, service, stamp, transfer, registration, natural resources, severance, premium, windfall or excess profits, environmental, customs, duties, use, licensing, withholding, employment, social security, unemployment, disability, payroll, share, capital, surplus, alternative, minimum, add-on minimum, estimated, franchise or any other taxes, charges, fees, levies or other similar assessments or liabilities of any kind whatsoever), whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, fines, penalties, assessments, deficiencies or additions thereto, (ii) any and all liability for amounts described in (i) of any member of an affiliated, consolidated, combined or unitary group of which any of the GMR Parties (or any predecessor thereof) is or was a member, and (iii) any and all liability for amounts described in (i) of any Person imposed on any of the GMR Parties as a transferee or successor, by contract, pursuant to any law, rule or regulation, or otherwise.

“Tax Return” means any federal, state, local, foreign and other applicable return, declaration, report, claim for refund, information return or statement or other document (including any related or supporting schedules, statements or information) with respect to any Tax filed or required to be filed with the U.S. Internal Revenue Service or any other Governmental Authority or taxing authority or agency or in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Vessel” means, collectively, all sea going vessels and tankers at any time owned by the GMR Parties, and, individually, any of such vessels.

“Update” has the meaning set forth in Section 12.14.

Section 2.                      Purchase of Reorganized Equity.

2.1          Oaktree Commitment; Participation Offering. On the Effective Date:

(a)           In consideration for payment by Oaktree to the Company of the Equity Investment Amount net of the cash proceeds received by the Company in connection with a Participation Offering pursuant to Section 2.1(b), if any, Oaktree shall purchase a number of shares of Reorganized Equity equal to 100% of the Reorganized Equity outstanding immediately after the Effective Date (not taking into account the Commitment Fee, and subject to the dilution as a result of the Equity Incentive Program), minus (i) the Participation Offering Shares, if any, and (ii) the shares of Reorganized Equity issued in respect of the Supporting Oaktree Lenders’ allowed Claims under the Oaktree Facility in accordance with the Plan (the “Oaktree Conversion Shares”).  The allocation of the Reorganized Equity among the Oaktree Conversion Shares, the Oaktree Commitment Shares and the Participation Offering Shares shall be as provided for in the Plan.  The shares of Reorganized Equity so purchased by Oaktree under this Section 2.1(a) are referred to herein as the “Oaktree Commitment Shares.”  The Oaktree Commitment Shares together with the Oaktree Conversion Shares and the Commitment Fee Warrant Shares are collectively referred to herein as the “Oaktree Shares”).  For the avoidance of doubt, if the Participation Offering is not consummated on or before the Closing Date (and no Person acquires any Reorganized Equity on or before the Closing Date), then, (i) on the Closing Date, subject to the terms and conditions hereof, Oaktree shall pay to the Company the entire Equity Investment Amount in consideration for the issuance and sale by the Company of the Oaktree Commitment Shares and (ii) any and all proceeds from the sale of Participation Offering Shares, if any, following the Closing, shall be paid to Oaktree or its designee rather than the Company.

(b)           The Company hereby agrees and acknowledges that the decision to conduct a Participation Offering (including the identity of the Equity Investment Participants and the amounts that may be invested by any such Person) shall be made by Oaktree in its sole discretion.  If Oaktree determines to conduct a Participation Offering, Oaktree shall determine the terms and conditions of a Participation Offering, and will prepare a term sheet setting forth such terms and conditions (the “Participation Offering Term Sheet”); provided, however, that if any portion of the Participation Offering is a rights offering or other offering of securities by the Company or otherwise imposes material obligations upon the Company, the form, terms, conditions, structure and process of such offering shall be subject to the reasonable consent of the Company.  The Parties agree that the Participation Offering will occur in accordance with the Participation Offering Term Sheet in connection with consummation of the Plan; provided, that the Participation Offering, if any, shall not cause the Company to fail to meet any of the Milestones in accordance with the terms of the Restructuring Support Agreement (unless such Milestone is extended or waived by Oaktree in its sole discretion in order to accommodate court schedules or otherwise, or extended in accordance with the last sentence of Section 2.3(a).  If any portion of the Participation Offering is a rights offering or other offering of securities by the Company or otherwise imposes material obligations upon the Company, then (x) the Company shall provide copies of all documents, instruments, agreements and other materials to be entered into, delivered, distributed or otherwise used in connection with the Participation Offering for review and comment by Oaktree and (y) the Company shall prepare the definitive documents for the Participation Offering which shall not deviate in any material respect from the Participation Offering Term Sheet without Oaktree’s consent and will be filed with the Bankruptcy Court in connection with the Plan.  Notwithstanding the foregoing, the parties hereto acknowledge and agree that (i) any Participation Offering will be conducted in compliance with all applicable laws, including, but not limited to, securities laws and Money Laundering Laws, (ii) in no event shall the Company be required to issue or sell any Purchased Shares or any other securities to any Person subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department and (iii) each participant in any Participation Offering shall provide such customary representations and warranties to the Company as the Company may reasonably request.

(c)           The Company shall deliver to Oaktree and each Equity Investment Participant, if any, all of the Purchased Shares purchased by such Person, as applicable, pursuant to Sections 2.1(a) and 2.1(b), in a manner consistent with, and pursuant to, the procedures set forth in the Plan.  Notwithstanding anything to the contrary in this Agreement, Oaktree, may in its sole discretion designate that some or all of the Oaktree Shares be issued in the name of and delivered to, one or more Affiliates of any Oaktree Fund.

2.2          The Commitment Fee; Expense Reimbursement and Break-Up Fee.

(a)           The Company acknowledges and agrees that Oaktree has expended considerable time and expense in connection with this Agreement and the Restructuring Support Agreement and the negotiation thereof, that Oaktree incurs considerable risk in providing its commitment under the terms of this Agreement, and that this Agreement and the Restructuring Support Agreement provide value to, and are beneficial to, the Company’s estate.  The Company further acknowledges and agrees in accordance with the Approval Order (once entered), that the Company’s delivery of the Commitment Fee shall be paid on the Effective Date and its compliance with the requirements of Section 2.2(b)(iii) shall be a condition precedent to the Effective Date, and that the delivery of the Commitment Fee and payment of the Expense Reimbursement and Break-Up Fee, as applicable, are integral to this Agreement and the Restructuring Support Agreement and Oaktree’s agreement to proceed with the transactions contemplated hereby and the Restructuring.  Accordingly, subject to entry of the Approval Order, the Company hereby agrees to provide the following consideration to Oaktree or a designated Affiliate of any Oaktree Fund in exchange for Oaktree’s agreement to enter into and perform its obligations under this Agreement pursuant to the terms hereof:

(i)            the Commitment Fee;

(ii)           the Break-Up Fee; and

(iii)          the Expense Reimbursement (collectively, with the Commitment Fee and the Break-Up Fee, the “Oaktree Fees”).

(b)           Subject only to entry of the Approval Order, the Company shall pay the Oaktree Fees as follows:

(i)            the Commitment Fee shall be delivered to Oaktree or a designated Affiliate of any Oaktree Fund on the Effective Date; provided, that, for the avoidance of doubt, the Commitment Fee shall not be paid to Oaktree if the Closing does not occur;

(ii)            in the event that this Agreement is terminated by the Company pursuant to Section 11.3(c), and/or the Company terminates the Restructuring Support Agreement pursuant to Section 13(a)(ii) thereof, on or before the consummation of an Alternative Transaction, the Company shall pay the Break-Up Fee to Oaktree or a designated Affiliate of any Oaktree Fund, following the satisfaction of the outstanding obligations under the Prepetition Senior Facilities and the DIP Credit Agreement in full, in cash or other treatment acceptable to the Supporting Credit Facility Lenders.  The Company shall direct that the Break-Up Fee is paid directly to Oaktree or a designated Affiliate of any Oaktree Fund on or before the consummation of an Alternative Transaction following the satisfaction of the outstanding obligations under the Prepetition Senior Facilities and the DIP Credit Agreement in full, in cash or other treatment acceptable to the Supporting Credit Facility Lenders; and

(iii)           the Expense Reimbursement shall be paid within five (5) Business Days of invoice during the course of the Chapter 11 Case through and including the Closing Date or, in the event the Effective Date does not occur, through and including the date of termination of this Agreement. The Expense Reimbursement upon entry of the Approval Order shall be allowed administrative expense obligations of the Company under the Bankruptcy Code but shall be junior and subject to the outstanding obligations under the Prepetition Senior Facilities and the DIP Credit Agreement, including any related adequate protection obligations.  The only Expense Reimbursement required to be paid by the Company prior to Closing pursuant to this Section 2.2(b)(iii), shall be the reasonable and documented out-of-pocket expenses of Oaktree (including reasonable travel expenses) and the monthly fees and expenses of Houlihan Lokey Capital, Inc. and Kirkland & Ellis LLP, and any additional fees relating to the consummation of any transaction (including fees of Houlihan Lokey Capital, Inc.) shall not be payable unless and until the Closing is consummated (it being understood that such additional fees shall be paid by the Company at the Closing).

2.3          Closing.

(a)           Subject to the satisfaction or, if permissible, waiver of the conditions set forth in Section 8, Section 9 and Section 10, the Closing shall take place on the Effective Date, at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY 10036, or at such other time and place as the Parties may agree (the date on which the Closing occurs, the “Closing Date”).  For the avoidance of doubt, the Parties agree that the consummation of the Participation Offering, if any, will not be a condition to the closing of the transactions otherwise contemplated by this Agreement, and the Participation Offering shall not otherwise impede or delay the Closing; provided that in the event that Oaktree and any Person are not able to consummate the intended participation by such Person in the Participation Offering at or prior to the Closing, nothing in this Agreement shall prevent Oaktree from transferring Oaktree Commitment Shares to such Person as determined by Oaktree in its sole discretion.  Notwithstanding anything to the contrary herein or the Restructuring Support Agreement, Oaktree shall not have the discretion to extend the Milestones with respect to the occurrence of the Closing or the Effective Date to a date that is later than that specified in the Milestones without the written consent of the Company, which consent shall not be unreasonably withheld.

(b)           At the Closing, (i) Reorganized GMR shall deliver the Oaktree Commitment Shares to be purchased by, and sold to, Oaktree pursuant to Section 2.1, (ii) Oaktree, in full payment for the Oaktree Commitment Shares to be purchased by, and sold to, Oaktree pursuant to Section 2.1, shall pay to the Company as provided in Section 2.1, by wire transfer of immediately available funds, cash in the amount equal to the Equity Investment Amount, net of the cash proceeds received by the Company in connection with a Participation Offering pursuant to Section 2.1(b), if any, to the account or accounts designated by the Company, and (iii) all other transactions contemplated by the Plan shall be consummated.

Section 3.            Representations and Warranties of the Company.  The Company represents and warrants to Oaktree as follows:

3.1          Organization of the GMR Parties.  Each GMR Party (a) is duly organized and validly existing under the laws of the jurisdiction of its formation or organization, (b) is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of each jurisdiction where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification or license necessary, except where any such failure to be so qualified or licensed would not result in, and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect and (c) subject to the Approvals, has all power and authority to own and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted.

3.2          Due Authorization, Execution and Delivery; Enforceability.  Except as set forth on Schedule 3.2, subject to the Confirmation Order, the Approvals (including the Approval Order), the authorization of the transactions contemplated in the Participation Offering Term Sheet (if any) and Section 5.8 of this Agreement, the Company has the requisite corporate power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder, including the issuance of the Oaktree Commitment Shares and the Participation Offering Shares, if any, and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of this Agreement, including the issuance of the Oaktree Commitment Shares and the Participation Offering Shares, if any; provided, that in no event shall the number of Oaktree Shares and Participation Offering Shares exceed, in the aggregate, the number of shares authorized for issuance under the Amended Organizational Documents of Reorganized GMR (as required by the Plan).  Subject to the Approvals (including the Approval Order), this Agreement has been duly and validly executed and delivered by the Company and constitutes the legally valid and binding obligation of the Company, enforceable against it in accordance with the terms herein, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity.

3.3          Due Issuance and Authorization of Oaktree Commitment Shares.  The Oaktree Commitment Shares issued and delivered to Oaktree pursuant to the terms of this Agreement and in accordance with the Plan will be, upon issuance, duly authorized, validly issued, fully paid and non-assessable, and will be free and clear of all transfer taxes, liens (other than liens created or otherwise imposed by or on Oaktree and restrictions imposed by the Securities Act or any other applicable securities laws), preemptive rights (other than those preemptive rights granted to Oaktree and its Affiliates pursuant to the Investment Agreement, dated as of March 29, 2011, as amended, between OCM Marine Investments and the Company) and encumbrances (other than encumbrances created or otherwise imposed by or on Oaktree and restrictions imposed by the Securities Act or any other applicable securities laws) with respect to the issue thereof.  The Commitment Fee Warrant Shares underlying the Commitment Fee will be, upon issuance, duly authorized, and, when issued and delivered by the Company, in the manner provided for in the Commitment Fee and against payment of the purchase price set forth therein, validly issued, fully paid and non-assessable, and will be free and clear of all transfer taxes, liens (other than liens created or otherwise imposed by or on Oaktree), preemptive rights (other than those preemptive rights granted to Oaktree and its Affiliates pursuant to the Investment Agreement, dated as of March 29, 2011, as amended, between OCM Marine Investments and the Company) and encumbrances (other than encumbrances created or otherwise imposed by or on Oaktree and restrictions imposed by the Securities Act or any other applicable securities laws) with respect to the issue thereof.

3.4         Capitalization of the Company; Due Issuance and Authorization of Reorganized Equity.  As of the Effective Date, and prior to giving effect to the Restructuring Transactions, the authorized capital stock of the Company will consist only of shares of Reorganized Equity as disclosed in the Plan.  As of the Effective Date, after giving effect to the Restructuring Transactions, the Oaktree Shares and Participation Offering Shares, if any, the number and par value per share of which shall be set forth in the Plan, and the Commitment Fee Warrant Shares and the equity interests, if any, reserved for issuance under the Equity Incentive Program, shall represent the only issued and outstanding capital stock of the Company.  Except as set forth on Schedule 3.4, as of the Effective Date, all of the issued and outstanding (i) Oaktree Shares, assuming the accuracy of the representations and warranties of Oaktree set forth in Sections 4.8 – 4.11, will not be issued in violation of the Securities Act or any other applicable securities laws (including state “blue sky” laws) and (ii) Participation Offering Shares, if any, assuming that any Equity Investment Participants in the Participation Offering provide the same representations and warranties as set forth in Sections 4.8 – 4.11, will not be issued in violation of the Securities Act or any other applicable securities laws (other than with respect to state “blue sky” laws).  Except for the Commitment Fee and Equity Incentive Program, and except as contemplated by the Plan, as of the Effective Date, the Company will not have issued, granted or entered into any commitment to issue or grant any options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Reorganized Equity.  As of the Effective Date and except as contemplated by the Plan (including the Restructuring Transactions set forth therein) and the Equity Incentive Program, the GMR Parties will not have agreed to repurchase or redeem any securities of the Company and shall not have granted any authorized stock appreciation, phantom stock, profit participation or similar rights or any registration rights with respect to securities of the Company.

3.5          Capitalization of Subsidiaries.  As of the Effective Date, all of the outstanding equity interests of each Subsidiary of the Company will have been duly authorized and validly issued and, with respect to each corporate Subsidiary, will be fully paid and non-assessable.  As of the Effective Date, all of the outstanding equity interests of each Subsidiary of the Company will be owned, beneficially and of record, by the Company or by Subsidiaries wholly owned, directly or indirectly, by the Company, free and clear of all liens, other than liens under the 2010 Exit Facility, the 2011 Exit Facility or created or otherwise imposed by or on Oaktree, and other than restrictions imposed by the Securities Act or any other applicable securities laws.  As of the Effective Date, except as contemplated by the Plan, there will be no (i) outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other similar contracts or commitments with respect to any equity interests in any Subsidiary of the Company, (ii) no voting trusts, proxies or other agreements or understandings with respect to the voting of any equity of any Subsidiary of the Company, or (iii) outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any equity interests of any Subsidiary of the Company or any repurchase, redemption or other obligation to acquire for value any equity interests of the Company or any Subsidiary of the Company.  Except as set forth on Schedule 3.5, no GMR Party holds any equity, partnership, joint venture or other interest in any Person.

3.6          Consents.  Except (i) as set forth on Schedule 3.6, (ii) for provisions in agreements that provide that the pursuit, filing or prosecution of the Chapter 11 Case is a breach of such agreement, (iii) as required by the transactions contemplated in the Participation Offering Term Sheet (if any), and (iv) for such filings and approvals as may be required under the Securities Act and any other applicable securities laws, and subject to the governmental approvals required under the Bankruptcy Code (including the Approval Order), none of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by the Plan by the Company will require any consent of, authorization by, exemption from, filing or registration with or notice to any Governmental Authority or any other Person, in each case, that is material to the Company.

3.7          Legal Proceedings.  Except (i) as set forth on Schedule 3.7, (ii) as disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and all subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed by the Company with the Commission prior to the date hereof, or (iii) for claims of creditors or other parties in, or the pursuit, filing and prosecution of, the Chapter 11 Case: (a) there are no material actions, suits or proceedings to which any GMR Party is a party or to which any material property of such GMR Party is subject, and no such actions, suits or proceedings are, to the Knowledge of the Company, threatened, and (b) to the Knowledge of the Company, no material investigations are pending or threatened by any Governmental Authority against any GMR Party or involving any material property of any GMR Party.

3.8          No Conflicts.  Subject to the governmental approvals required under the Bankruptcy Code (including the Approval Order and assuming the consummation of the other transactions contemplated by the Plan), the execution, delivery and performance of this Agreement, including the issuance of the Oaktree Commitment Shares and the Participation Offering Shares (if any), and the consummation of the transactions contemplated hereunder, will not (a) except as set forth on Schedule 3.8, conflict with or result in any breach of any provision of the Company’s organizational documents (as amended to date, without giving effect to any amendment pursuant to Section 5.8 hereof and provided that in no event shall the number of Oaktree Shares and Participation Offering Shares exceed, in the aggregate, the number of shares authorized for issuance under the Amended Organizational Documents of Reorganized GMR (as required by the Plan)), (b) except as set forth on Schedule 3.8 and except for provisions in agreements that provide that the pursuit, filing or prosecution of the Chapter 11 Case is a breach of such agreement, conflict in any respect with or result in any breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any material agreement, lease, mortgage, license, indenture, instrument or other contract to which any GMR Party is a party or by which any GMR Party’s properties or assets are bound as in effect on the Effective Date, (c) except as set forth on Schedule 3.8, result in the imposition or creation of any lien or any other encumbrance (other than (i) encumbrances pursuant to, or otherwise imposed by, the 2010 Exit Facility and 2011 Exit Facility, (ii) encumbrances created by Oaktree and (iii) restrictions imposed by the Securities Act or any other applicable securities laws) upon or with respect to any of the material assets, properties, rights or businesses owned or used by any GMR Party, or (d) except as set forth on Schedule 3.8 and subject to such filings and approvals as may be required under the Securities Act or any other applicable securities laws, result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to any GMR Party or by which any GMR Party’s material properties or assets are bound.

3.9          Company SEC Documents.

(a)           The Company has filed all reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the “Commission”) required to be filed by the Company pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the “Exchange Act”) since January 1, 2008 (the “Company SEC Documents”).  As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective dates of filing (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and except to the extent amended or superseded by a subsequent filing with the SEC prior to the date of this Agreement, as of such respective dates, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except as set forth on Schedule 3.9(a), none of the Subsidiaries of the Company is subject to the periodic reporting requirements of the Exchange Act.  Except as set forth on Schedule 3.9(a), as of the date hereof: (i) there are no outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the Company SEC Documents, and (ii) to the Knowledge of the Company none of the Company SEC Documents is the subject of ongoing Commission review or outstanding Commission investigation.

(b)           The financial statements of the GMR Parties included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 (the “Most Recent Unaudited Financial Statements”) and the financial statements of the GMR Parties included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “SEC Financial Statements”) at the time filed complied as to form in all material respects with applicable accounting requirements (including GAAP) and with the published rules and regulations of the Commission with respect thereto, and the SEC Financial Statements and the Most Recent Unaudited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects (subject, in the case of the Most Recent Unaudited Financial Statements, to normal recurring audit adjustments) the consolidated financial position of the GMR Parties as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

(c)           Except (i) as set forth on Schedule 3.9(c)(i), (ii) as disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and all subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed by the Company with the Commission prior to the date hereof, (iii) for any transactions contemplated by the Plan or otherwise contemplated by this Agreement, (iv) as and to the extent disclosed or reserved against on the balance sheet included in the SEC Financial Statements, or (v) as incurred in the ordinary course of business since the date of the balance sheet included in the Most Recent Unaudited Financial Statements (except as set forth on Schedule 3.9(c)(v), none of which is material and none of which relates to breach of contract, breach of warranty, tort, infringement, or violation of law), the Company does not have any material obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to any GMR Party, whether due or to become due and regardless of when asserted) required to be disclosed as a liability pursuant to GAAP.

3.10        Absence of Certain Changes or Events.  Except (a) as set forth on Schedule 3.10, or (b) as disclosed (i) in a filing by the Company on the Bankruptcy Court’s docket in connection with the Chapter 11 Case as of the date of this Agreement or (ii) in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and all subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed by the Company with the Commission prior to the date hereof, (x) since December 31, 2010 the GMR Parties have, in all material respects, conducted their respective businesses in the ordinary course of business consistent with past practices and (y) from December 31, 2010 to the date of this Agreement there has not been any Material Adverse Effect.

3.11        Environmental.  Except as set forth on Schedule 3.11, (a) the GMR Parties are and have been for the past three (3) years in compliance in all material respects with all applicable Environmental Laws, and the GMR Parties are not liable for any material penalties, fines or forfeitures for failure to comply with any of the foregoing, (b) all licenses, permits, registrations, approvals or other authorizations required under any Environmental Law for the operation of the business of the GMR Parties and the operation of their Vessels have been secured and maintained and the GMR Parties are and have been for the past three (3) years in compliance in all material respects therewith, (c) the GMR Parties are not in any respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree with respect to Environmental Laws to which any of the GMR Parties is a party or which would affect the ability of the GMR Parties to operate any Vessel, property or other facility and no event has occurred and is continuing which, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, (d) the GMR Parties have not received or been subject to any Environmental Claims and there are no Environmental Claims pending or, to the knowledge of the GMR Parties, threatened, against the GMR Parties in respect of which an unfavorable decision, ruling or finding has resulted or could reasonably be expected to result in a material liability pursuant to any Environmental Laws (other than Environmental Claims that have been fully and finally adjudicated or otherwise determined with no material continuing or future obligations and all fines, penalties and other costs, if any, payable by the GMR Parties in respect thereof have been paid in full or which are fully covered by insurance (including permitted deductibles)), (e) there are no facts, circumstances, conditions or occurrences on any Vessel, property or other facility currently or formerly owned or operated by the GMR Parties that is reasonably likely (1) to result in an Environmental Claim against the GMR Parties or any Vessel, property or other facility owned or operated by the GMR Parties, in respect of which an unfavorable decision, ruling or finding has resulted or could reasonably be expected to result in a material liability pursuant to any applicable Environmental Law, or (2) to cause such Vessel, property or other facility to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect, (f) Hazardous Materials have not been generated, used, treated or stored on, transported to or from, released on or from, disposed of, or handled, and no Person has been exposed to any such Hazardous Materials, at any location, including any Vessel, property or other facility at any time owned or operated by the GMR Parties, where such occurrence or event has given or could reasonably be expected to give rise to a material liability pursuant to any Environmental Laws (other than such liabilities resulting from Environmental Claims that have been fully and finally adjudicated or otherwise determined with no material continuing or future obligations and all fines, penalties and other costs, if any, payable by the GMR Parties in respect thereof have been paid in full or which are fully covered by insurance (including permitted deductibles)), (g) the GMR Parties have not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material liability of any other Person relating to Environmental Laws, and (h) to their knowledge, the GMR Parties have no material liability with respect to the presence or alleged presence of asbestos in any product or item or at or upon any property or facility.

3.12       Title to Real and Personal Property. No GMR Party owns any real property. Each GMR Party has good title to all material tangible and material intangible properties (i) reflected on the balance sheet included in the Most Recent Unaudited Financial Statements, (ii) located on any of the premises of such GMR Party, or (iii) used in the conduct of the businesses of such GMR Party, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except for Permitted Liens.  Subject to assumption of such agreement pursuant to the Bankruptcy Code, all of the material leases and material subleases to which any GMR Party is a party are in full force and effect and enforceable by such GMR Party in accordance with their terms, and no GMR Party has received any written notice of any claim that has been asserted by anyone adverse to the rights of a GMR Party under any of such material leases or material subleases, or affecting or questioning the rights of such GMR Party to the continued possession of the leased or subleased property under any such material lease or material sublease.

3.13        Intellectual Property.

(a)           Schedule 3.13(a)(i) sets forth as of the date hereof, a complete and correct list of (i) all of the patented or registered Intellectual Property and pending patent applications and applications for registrations of other Intellectual Property owned by any GMR Party, and (ii) all unregistered trademarks and service marks owned by any GMR Party and currently used in connection with any material product or service of the GMR Parties, and (iii) all unregistered copyrights owned by any GMR Party embodied in or necessary to any material product or service of the GMR Parties.  Subject to the Approvals, except as set forth on Schedule 3.13(a)(ii), and subject to any Permitted Liens (as such term is defined in the DIP Credit Agreement) the GMR Parties own and possess all right, title and interest in and to all of the Intellectual Property set forth on Schedule 3.13(a)(i) and own and possess all right, title and interest in and to, or otherwise have the right to use pursuant to, to the Knowledge of the Company, valid and enforceable licenses, all other Intellectual Property that is used in, or necessary for, the operation of its and their respective businesses as presently conducted (collectively, “Company Intellectual Property”), without, to the Knowledge of the Company, infringement upon or conflict with the material rights of any other Person with respect thereto.

(b)           The conduct of the businesses of the GMR Parties as currently conducted does not infringe, misappropriate or otherwise conflict with, and has not infringed, misappropriated or otherwise conflicted with, in any material respect, any Intellectual Property of any third Person, and to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to result in any of the foregoing nor any current or anticipated claims against any GMR Party relating to the foregoing.  To the Knowledge of the Company, no third Person has infringed, misappropriated or otherwise conflicted with, in any material respect, any Company Intellectual Property, and to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to result in any of the foregoing or of any current or anticipated claims against a third Person relating to the foregoing.

3.14       Internal Controls. The GMR Parties maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.15        No Registration. Assuming the truth and accuracy of the representations and warranties of Oaktree set forth in Sections 4.8 – 4.11, the offering and issuance by the Company of the Oaktree Commitment Shares shall be exempt from registration under the Securities Act or any other applicable securities laws or regulations (including state “blue sky” laws).  Assuming that any Equity Investment Participants in the Participation Offering provide the same representations and warranties as set forth in Sections 4.8 – 4.11, the offering and issuance by the Company of the Participation Offering Shares, if any, shall be exempt from registration under the Securities Act or any other applicable securities laws or regulations (other than with respect to “blue sky” laws).

3.16       Contracts. Except as set forth on Schedule 3.16(a), no GMR Party is a party to or bound by, nor are any of its assets or properties bound by, (i) any outstanding contract, agreement or arrangement (in each case, whether written or oral) that is filed as an exhibit to the Company SEC Documents, or is or would be required to be filed by the Company pursuant to the Exchange Act (without giving effect to any deregistration by the Company as a result of the Company filing a Form 15 with the Commission), other than those that are required to be filed under Exhibit 23, Exhibit 31, Exhibit 100 or Exhibit 101 pursuant to Regulation S-K promulgated under the Exchange Act, (ii) (x) any outstanding time charter contract, agreement or arrangement, and (y) any other outstanding contract, agreement or arrangement (in each case, whether written or oral), that involves obligations of any Person in excess of $2,000,000, or (iii) any outstanding contract, agreement or arrangement (in each case, whether written or oral) that provides for any non-competition, exclusivity, or other similar restriction which limits the ability of any GMR Party to conduct any line of business or operate within any geographic area with respect to any GMR Party (each of the agreements described in clauses (i) – (iii), a “Material Contract”).  Except as specifically set forth on Schedule 3.16(b), and except for provisions in agreements that provide that the pursuit, filing or prosecution of the Chapter 11 Case is a breach of such agreement, a GMR Party has performed, in all material respects, all obligations required to be performed by it and is not, and to the Knowledge of the Company no other party is, in default under or in material breach of or in receipt of any claim of such default under or breach of, any Material Contract, and no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance under any such Material Contract.  The Company has made available to Oaktree a correct and complete copy of, or, if oral, a reasonably complete and accurate written description of, each Material Contract, together with all amendments, waivers or other changes thereto.

3.17       Licenses. The GMR Parties possess all licenses, certificates, registrations, approvals, authorities or permits issued by appropriate Governmental Authorities or other Persons necessary to conduct their businesses as now conducted or as proposed to be conducted and to own, lease and operate their respective assets, except for such licenses, certificates, registrations, approvals, authorities or permits, the lack of which would not have a Material Adverse Effect (collectively, the “Material Permits”).  Except as set forth on Schedule 3.17, no GMR Party has been a party to or subject to any proceeding seeking to revoke, suspend or otherwise limit any Material Permit within the last three (3) years.

3.18       Compliance With Laws and Regulations.  Except with respect to Environmental Laws, Taxes and ERISA, which are the subjects of Sections 3.11, 3.19 and 3.20, respectively and except as set forth on Schedule 3.18, or as disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and all subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed by the Company with the Commission prior to the date hereof, no GMR Party is, or has been within the last three (3) years, in violation in any material respect of any law, ordinance, statute, rule, regulation, decision or order of any Governmental Authority applicable to such GMR Party or any properties or assets thereof.

3.19       Tax Matters.

(a)           Except as set forth on Schedule 3.19(a), (i) all Tax Returns required to be filed by or on behalf of the GMR Parties have been duly and timely filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings); (ii) each such Tax Return is true, correct, accurate and prepared in accordance with applicable law; (iii) all income and other material Taxes payable by or on behalf of any GMR Party have been fully and timely paid except to the extent such Taxes are being contested in good faith by appropriate proceedings and are identified on Schedule 3.19(a), and adequate reserves or accruals for Taxes have been provided in the balance sheet included as part of the Most Recent Unaudited Financial Statements in respect of any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing; (iv) the GMR Parties have timely withheld and paid to the appropriate Governmental Authority all amounts required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor or other third party and have complied with all applicable Tax Return filing and information reporting obligations with respect thereto; and (v) no agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of a material amount of Taxes (including any applicable statute of limitation), has been executed or filed with any Governmental Authority by or on behalf of any GMR Party.

(b)           Except as set forth on Schedule 3.19(b), all deficiencies asserted or assessments made as a result of any examinations by any Governmental Authority of the Taxes or Tax Returns of or covering or including the GMR Parties have been fully paid.  There is no audit, claim, action, suit, proceeding, investigation or request for a private letter ruling or other formal or informal tax guidance pending with respect to any of the GMR Parties in respect of any Taxes in any jurisdiction, nor has there been any such activity during the five-year period ending on the Effective Date.  None of the GMR Parties have been informed of the commencement or anticipated commencement of any such activity, nor are any of the GMR Parties aware that any such activity is contemplated by any taxing authority.  None of the GMR Parties has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not expired.

(c)           None of the GMR Parties is (i) is a party to any “reportable transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations or (ii) is or has ever been a “United States Real Property Holding Company” within the meaning of Section 897 of the Code.

(d)           With respect to each taxable year of each of the GMR Parties that ends within the five years preceding the Effective Date, each of the GMR Parties has at all times qualified for a complete exemption from U.S. federal income taxation on income from the international operation of ships under Section 883 of the Code.  With respect to each such taxable year, none of the income of the GMR Parties, including income exempt from U.S. federal income taxation under Section 883 of the Code, is effectively connected with the conduct of a trade or business in the United States within the meaning of Section 887(b)(4) of the Code.

(e)           Schedule 3.19(e) lists each GMR Party and whether each such entity is treated for Tax purposes as a corporation, association, partnership or other entity, or whether such entity is disregarded for Tax purposes.

3.20        Employee Benefits.  Each Employee Benefit Plan has been maintained, funded and administered, in all material respects, in accordance with its terms, the requirements of any applicable collective bargaining agreement, and in compliance in all material respects with all applicable laws, including ERISA and the Code.  Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter or opinion letter from the Internal Revenue Service.  With respect to each Employee Benefit Plan there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) and no breach of fiduciary duty (as determined under ERISA), and there is no pending or, to the Knowledge of the Company, threatened litigation, action, audit, investigation, proceeding or claim (other than routine claims for benefits).  The Company and the ERISA Affiliates have complied and are in compliance in all material respects with the requirements of COBRA.  Neither the Company nor any ERISA Affiliate has incurred any material liability or obligation (whether or not asserted) to a “multiemployer plan” (as defined in Section 3(37) of ERISA) on account of any “partial withdrawal” or “complete withdrawal” (within the meaning of Sections 4205 and 4203 of ERISA, respectively) and neither the Company nor any ERISA Affiliate is bound by any material contract or has any liability or obligation described in Section 4204 of ERISA.  With respect to each  Employee Benefit Plan that is or was subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code (each a “Pension Plan”): (a) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted; all amounts due to the Pension Benefit Guaranty Corporation (“PBGC”) pursuant to Section 4007 of ERISA have been paid; no notice of intent to terminate has been filed and no amendment to treat a Pension Plan as terminated has been adopted, and the PBGC has not instituted proceedings to treat any Pension Plan as terminated, (b) no accumulated funding deficiency, whether or not waived, exists, and (c) no Pension Plan is considered to be in “at risk” status under Section 430 of the Code.  Neither the Company nor any ERISA Affiliate has any current or potential material liability or obligation under Sections 4062, 4063 or 4064 of ERISA.

3.21        Labor Relations.  Except as set forth on Schedule 3.21, no GMR Party is a party to or bound by any collective bargaining agreement or relationship with any labor union.  Except as set forth on Schedule 3.21, there is (i) no unfair labor practice charge or complaint pending against any GMR Party or, to the Knowledge of the Company, threatened against any of them before the National Labor Relations Board or any similar Governmental Authority, and no material grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any GMR Party or, to the Knowledge of the Company, threatened against any of them, (ii) no strike, slowdown, work stoppage, picketing, or other material labor dispute pending against any GMR Party or, to the Knowledge of the Company, threatened against any GMR Party, and (iii) to the Knowledge of the Company, no ongoing or threatened union organizing or decertification activities or proceedings with respect to the employees of any GMR Party (and, with respect to the matters specified in clauses (ii) and (iii) above, no such matters have occurred within the past two (2) years).  The GMR Parties have complied in all material respects with their respective payment obligations to all of their respective employees in respect of all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under any agreement or plan of such GMR Party or any applicable statute or other law.  With respect to the transactions contemplated by this Agreement, all bargaining obligations with any employee representative have been or prior to Closing will be satisfied.  Within the past three (3) years, none of the GMR Parties has implemented any plant closing or mass layoff of employees in violation of the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar plant closing or mass layoff foreign, state or local law, regulation or ordinance.

3.22        Customers and Suppliers

(a)           Schedule 3.22(a) contains a correct and complete list of the top twenty (20) customers and the top twenty (20) vendors and suppliers of the GMR Parties, quantified by the value of products and services provided or agreed to be provided to such customers or by such vendors and suppliers, in each case, during the period from January 1, 2011 through November 30, 2011, to the extent invoiced.

(b)           As of the date hereof, to the Actual Knowledge of the Company and except as set forth on Schedule 3.22(b), no such customer or supplier intends to terminate or materially reduce its business with any GMR Party.

3.23        Affiliate Transactions.  Except as set forth on Schedule 3.23, (a) there are no agreements, understanding, arrangements (in each case whether written or oral), liabilities or obligations between any GMR Party, on the one hand, and any current or former equityholder, member, partner, officer, director or manager of any GMR Party or any Affiliate of any such Person, on the other hand, except for normal advances to employees, officers, directors or managers in the ordinary course of business which are consistent in amount with past practice, payment of compensation to directors and for employment to employees, officers and managers in the ordinary course of business which is consistent in amount with past practice, and participation in benefit plans or programs by employees, officers, directors or managers in the ordinary course of business, (b) no GMR Party provides or causes to be provided any assets (other than the compensation and other rights contemplated in clause (a) foregoing), services or facilities (other than the use by employees, officers, directors or managers of the office space and other facilities leased by the GMR Parties in the ordinary course of business) to any Person described in clause (a) foregoing, (c) no Person described in clause (a) foregoing provides or causes to be provided any assets, services (other than in such Person’s capacity as an employee, officer, director or manager) or facilities to any GMR Party and (d) no GMR Party beneficially owns, directly or indirectly, any interests of any Person described in clause (a) foregoing.  Except for the ownership by any equityholder of the Company of the equity interests owned by such Person, no such Person nor any of its Affiliates (other than the GMR Parties), as the case may be, have any interest of any nature in any of the assets and properties used for or related to the business or operations of the GMR Parties.

3.24        Insurance.  The GMR Parties have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as are customary for companies whose businesses are similar to the GMR Parties; and as of the date hereof, (a) no GMR Party has received written notice from any insurer or agent of such insurer that capital improvements or other material expenditures are required or necessary to be made in order to continue such insurance and (b) to the Knowledge of the Company, there is no reason to believe that any GMR Party will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

3.25        No Broker’s Fees.  Except as set forth on Schedule 3.25, no GMR Party is a party to any contract, agreement or understanding with any Person (other than this Agreement) that would give rise to any claim against any GMR Party for a brokerage commission, finder’s fee or like payment in connection with the transactions contemplated hereby.

3.26        No Unlawful Payments.  No GMR Party nor, to the Knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of any GMR Party has (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (c) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, or (d) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

3.27        Compliance with Money Laundering Laws.  The operations of the GMR Parties are and have been at all times conducted in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any applicable related or similar laws (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any Governmental Authority or any arbitrator involving any GMR Party with respect to Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

3.28        Compliance with Sanctions Laws.  None of the GMR Parties nor any of their respective directors, officers or employees nor, to the Knowledge of the Company, any agent or other Person acting on behalf of any GMR Party is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department. The Company will not directly or indirectly use the proceeds of any Purchased Shares, or lend, contribute or otherwise make available such proceeds to any Subsidiary of the Company, joint venture partner or other Person for the purpose of financing the activities of any Person that, to the Knowledge of the Company, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

3.29        Arm’s Length.  The Company acknowledges and agrees that Oaktree is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the transactions contemplated hereby (including in connection with determining the terms of the Participation Offering, if any) and not as financial advisors or fiduciaries to, or agents of, the Company or any other Person.  Additionally, Oaktree is not advising the Company or any other Person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.  The Company has had the opportunity to consult with its own advisors concerning such matters and Oaktree shall have no responsibility or liability to the Company with respect thereto.  Any review by Oaktree of the Company or the transactions contemplated hereby will be performed solely for the benefit of Oaktree and shall not be on behalf of the Company.

Section 4.            Representations and Warranties of Oaktree. Each Oaktree Fund, severally and not jointly, represents and warrants to the Company as follows:

4.1          Organization.  Such Oaktree Fund is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation.  Except with respect to the limited partnership units of OCM Marine Holdings TP, L.P. to be held by the Company, OCM Marine Holdings TP, L.P. is wholly-owned by the Oaktree Funds, and OCM Marine Investments is a wholly-owned subsidiary of OCM Marine Holdings TP, L.P.

4.2          Due Authorization, Execution and Delivery; Enforceability. Such Oaktree Fund has the requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement.  This Agreement has been duly and validly executed and delivered by such Oaktree Fund and constitutes its valid and binding obligation, enforceable against it in accordance with the terms herein, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity.

4.3          Consents. Subject to the Approvals and such filings and approvals as may be required under federal securities laws and applicable state securities laws, none of the execution, delivery or performance of this Agreement by such Oaktree Fund will require any consent of, authorization by, exemption from, filing with or notice to any Governmental Authority or any other Person.

4.4          No Conflicts.  The execution, delivery and performance of this Agreement by such Oaktree Fund will not (a) conflict with or result in any breach of any provision of its organizational documents, (b) conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any material agreement, lease, mortgage, license, indenture, instrument or other contract to which such Oaktree Fund is a party or by which any of such Oaktree Fund’s properties or assets are bound or (c) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to such Oaktree Fund or by which such Oaktree Fund’s properties or assets are bound.

4.5          Legal Proceedings.  There are no actions, suits or proceedings to which such Oaktree Fund is a party or to which any property of such Oaktree Fund is subject that, individually or in the aggregate, have prohibited, delayed or adversely impacted or, if determined adversely to such Oaktree Fund, would reasonably be expected to prohibit, delay or adversely impact such Oaktree Fund’s performance of its obligations under this Agreement, and no such actions, suits or proceedings are, to the knowledge of such Oaktree Fund, threatened.  To the knowledge of such Oaktree Fund, no investigations are threatened by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to prohibit, delay or adversely impact such Oaktree Fund’s performance of its obligations under this Agreement.

4.6          Financial Ability to Acquire Oaktree Commitment Shares.  As of the date hereof and until the date the transactions contemplated by this Agreement are consummated, Oaktree shall have access to uncalled capital commitments plus cash on hand, in each case, in an amount equal to $175 million in order to satisfy each and all of its obligations under this Agreement.  Oaktree has provided true and correct evidence to the Company’s legal counsel and financial advisors (on a confidential basis) in summary form (including, but not limited to, in one or more electronic spreadsheets) that Oaktree has sufficient unencumbered cash or other immediately available funds or marketable securities held on the date hereof in one or more bank or brokerage accounts, or sufficient unused capital commitments from its partners, to enable it to make payment of the Equity Investment Amount, and funds and/or capital commitments in an amount equal to the Equity Investment Amount shall continue to be unencumbered or unused, as the case may be, until the earlier to occur of the termination of this Agreement pursuant to its terms, or the consummation of the transactions contemplated by this Agreement.

4.7          Oaktree Facility. As of the date hereof, OCM Marine Investments holds all indebtedness of the Company and its subsidiaries that is currently outstanding pursuant to the Oaktree Facility, and such indebtedness is unencumbered, except for those encumbrances expressly imposed by the Oaktree Facility.

4.8          No Registration Under the Securities Act.  Such Oaktree Fund understands (a) that the Oaktree Commitment Shares to be purchased by it pursuant to the terms of this Agreement have not been registered under the Securities Act, (b) that, except as provided in the Securityholders Agreement or the Registration Agreement, if any, the Company shall not be required to effect any registration or qualification of the Oaktree Commitment Shares under the Securities Act or any state securities law, (c) that the Oaktree Commitment Shares will be issued in reliance upon exemptions contained in the Securities Act or interpretations thereof and in the applicable state securities laws, in each case to the extent that section 1145 of the Bankruptcy Code is not applicable, and (d) that the Oaktree Commitment Shares may not be offered for sale, sold or otherwise transferred, in each case to the extent that section 1145 of the Bankruptcy Code is not applicable, except pursuant to a registration statement or in a transaction exempt from or not subject to registration under the Securities Act.

4.9          Acquisition for Investment.  The Oaktree Commitment Shares are being acquired under this Agreement by such Oaktree Fund solely for its own account, for investment and not with a view toward resale or other distribution within the meaning of the Securities Act; provided, however, that the disposition of such Oaktree Fund’s property shall at all times be under its control.  Such Oaktree Fund will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any of the Oaktree Commitment Shares (or solicit any offers to buy, purchase, or otherwise acquire or take a pledge of any of the Oaktree Commitment Shares), except pursuant to a registration statement or in a transaction exempt from or not subject to registration under the Securities Act and any applicable state securities laws.

4.10        Independent Investigation; Retention of Tax Advisors.  Such Oaktree Fund has made its own inquiry and investigation into the Company and has undertaken such investigation and had access to such information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.  Such Oaktree Fund has consulted its own tax advisors with regard to its purchase of Oaktree Commitment Shares contemplated hereunder and the tax consequences thereof, and has not relied on any advice from the Company or its representatives regarding the tax consequences of an investment in the Oaktree Commitment Shares. Notwithstanding the foregoing, nothing contained herein will operate to modify or limit in any respect the representations and warranties of the Company or to relieve the Company from any obligations to Oaktree for breach thereof or the making of misleading statements or the omission of material facts in violation of applicable law in connection with the transactions contemplated hereby.

4.11        Accredited Investor.  Such Oaktree Fund is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act, with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Oaktree Commitment Shares, and Oaktree is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Oaktree Commitment Shares.  In evaluating the suitability of an investment in the Oaktree Commitment Shares, Oaktree has not relied upon any representations or warranties of any Person by or on behalf of the Company other than those representations and warranties that are expressly set forth in this Agreement, whether oral or written.

4.12        No Broker’s Fees.  Except for the advisory fees and expenses of Houlihan Lokey Capital, Inc. (which, for the avoidance of doubt, is not acting in a broker or similar capacity in relation to Oaktree or any of its Affiliates), such Oaktree Fund is not a party to any contract, agreement or understanding with any Person (other than this Agreement) that would give rise to a Claim against the Company for a brokerage commission, finder’s fee or like payment in connection with the transactions contemplated hereby.

Section 5.            Covenants of the Company.

5.1          Participation Offering.  If a Participation Offering is conducted in accordance with Section 2.1 and the Plan, the Company shall use its commercially reasonable efforts to effectuate the Participation Offering (if any) and the issuance and sale of the Participation Offering Shares and the other transactions contemplated by this Agreement and the Plan in accordance with this Agreement and the Plan, the Securities Act and any state or foreign securities laws.  For the avoidance of doubt, the Parties agree that the consummation of the Participation Offering, if any, will not be a condition to the closing of the transactions otherwise contemplated by this Agreement, and the Participation Offering, if any, shall not otherwise impede or delay the Closing; provided, that in the event that Oaktree and any Person are not able to consummate the intended participation by such Person in the Participation Offering at or prior to the Closing, nothing in this Agreement shall prevent Oaktree from transferring Oaktree Commitment Shares to such Person as determined by Oaktree in its sole discretion.

5.2          Operation of Business.  Subject to the terms and conditions of this Agreement and in accordance with the terms hereof, and subject to the Approvals and the transactions contemplated by the Plan, from the date hereof through the pendency of the Chapter 11 Case, the Company will, and will cause its Subsidiaries (including, for the avoidance of doubt, any Subsidiary that is not a debtor-in-possession in the Chapter 11 Case) to continue to operate in the ordinary course of business consistent with past practice and the DIP Budget and use its commercially reasonably efforts to keep intact the assets, operations and relationships of its business and will promptly inform Oaktree about any change, effect, event, development, circumstance or state of facts that could reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, the Company will not, and will cause its Subsidiaries not to, enter into, materially modify or terminate any Material Contract without the prior written consent of Oaktree (which shall not be unreasonably withheld); provided, however that in the event that Oaktree does not expressly grant or deny any request from the Company for consent pursuant to this Section 5.2 with respect to the entry into, material modification or termination of a Material Contract within three (3) days after the request by the Company for such consent, Oaktree will be deemed to have consented to such request; provided, further that the Company may, without the prior written consent of Oaktree, enter into any time charter contract, agreement or arrangement, which has a duration of less than six (6) months.

5.3          No Inconsistent Actions.  Subject to the terms and conditions of this Agreement (including but not limited to the provisions of Section 7.4 hereof) and the Restructuring Support Agreement and in accordance with the terms thereof, the Company shall not, and shall cause its Subsidiaries not to, take any actions that are materially inconsistent with this Agreement or the Restructuring Support Agreement.

5.4          Notification.  The Company shall promptly notify Oaktree in writing of the occurrence, or failure to occur, of any of the following, or any event of which the Company is aware which occurrence or failure would be reasonably likely to cause any of the following: (i) any breach of or inaccuracy in any of the representations and warranties contained in Section 3, (ii) any breach of any covenant in this Agreement made by the Company, or (iii) any condition set forth in Section 8 or Section 9 not to be satisfied.

5.5          Milestones.  The Company shall use reasonable commercial efforts to meet each of the Milestones in accordance with the terms of the Restructuring Support Agreement (unless such Milestone is extended or waived by Oaktree in order to accommodate court schedules or otherwise, it being understood that Oaktree is the only Party entitled to waive or modify the Milestones, subject only to the last sentence of Section 2.3(a)).  The satisfaction of the Milestones shall constitute a condition to Oaktree’s obligations to consummate the transactions contemplated by this Agreement in accordance with Section 9.6.

5.6          Use of Proceeds.  The Company shall apply the net proceeds from the sale of the shares of Reorganized Equity as provided in the Plan.

5.7           Access to Information.

(a)           Subject to applicable law and subject to the execution by the Company and Oaktree or its advisors, and continued effectiveness of an agreement (in form and substance reasonably acceptable to each of the Company and Oaktree) regarding maintaining the confidentiality of any information provided in connection with the transactions contemplated by this Agreement, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Oaktree and its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, reasonable access, upon reasonable notice during normal business hours, and at other reasonable times, throughout the period prior to the Effective Date, to its and its Subsidiaries’ employees, properties, books, contracts, records, lenders and advisors and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Oaktree and its advisors all information concerning its business, properties and personnel as may reasonably be requested by Oaktree, including, for the avoidance of doubt, the same information and material shared with the lenders in connection with the DIP Credit Agreement; provided, however, that if at any time one or more advisors of Oaktree is party to an effective confidentiality agreement contemplated by this Section 5.7(a) and Oaktree is not party to such an effective confidentiality agreement, then the Company shall only be required to provide such advisor(s) with access to information pursuant to this Section 5.7(a) in lieu of any other party listed above; provided, further, that (except as expressly provided for in any effective confidentiality agreement contemplated by this Section 5.7(a)), the Company or its representatives may designate certain information (other than any Disclosure Information) to be provided by the Company in accordance with the terms of this Agreement as “professional eyes only” in its sole discretion, in which case such information will only be provided by the Company or the Company’s representatives to Oaktree’s financial and legal advisors on the condition that such financial and legal advisors do not share any such information designated as “professional eyes only” with Oaktree or any of its other representatives. Nothing in this Section 5.7 shall require the Company to deliver to Oaktree any information or materials in connection with an Alternative Transaction.  All such information and materials regarding an Alternative Transaction shall be governed by Section 7.4 and not this Section 5.7.

(b)           Notwithstanding anything to the contrary herein, the Company shall not be required to deliver to Oaktree any information or materials that are (i) subject to the attorney-client privilege or other similar privilege, absent entry into a common interest, joint defense or similar agreement in form and substance reasonably acceptable to the Company and any parties to such agreement, or (ii) confidential information of a third party, the disclosure of which is restricted by a confidentiality agreement between any GMR Party and such third-party.

(c)           The Parties agree and acknowledge that the receipt of any confidential information in accordance with the terms of this Agreement is not a violation of any existing agreement between the Parties not to receive non-public information, including pursuant to (x) the Oaktree Facility and (y) the Investment Agreement, dated as of March 29, 2011, as amended, between OCM Marine Investments and the Company.

5.8          Amendments to Organizational Documents.  On or prior to the Effective Date, the Company shall, and shall cause its Subsidiaries to, amend, restate or issue, as the case may be, their certificates of incorporation, bylaws and any other required organizational documents, including to give effect to the Participation Offering, if any, and the terms and governance rights set forth in the Plan and the Securityholders Agreement and Registration Agreement, in each case, as reasonably determined by Oaktree.

5.9          Existing Equity.  On the Effective Date and effective as of immediately prior to the issuance of the Oaktree Shares and Participation Offering Shares, if any, and in accordance with the Plan, the Company shall cancel and extinguish all equity interests in the Company existing as of such time (including any options, warrants, rights to acquire equity interests or other securities exercisable for, or convertible into, equity interests in the Company), and the Company shall have provided documentation satisfactory to Oaktree evidencing the foregoing.

5.10        Securityholders Agreement; Registration Agreement.  On the Effective Date, in the event a Participation Offering is conducted and the participants thereunder acquire Reorganized Equity and the Participation Offering Term Sheet contemplates the execution of a Securityholders Agreement and a Registration Agreement, the Company shall execute and deliver a Securityholders Agreement and a Registration Agreement, in each case, consistent with the Participation Offering Term Sheet and otherwise in form and substance reasonably acceptable to Oaktree.

5.11       Bonuses and Severance.  During the Chapter 11 Case and except as may be agreed to in the Plan, the Company shall not, and shall cause its Subsidiaries not to, propose in a filing with the Bankruptcy Court, establish or administer any bonus or severance plan or make any payments thereunder without Oaktree’s prior written consent; provided, however, that the Company may pay bonuses and severance to non-insider employees without the prior written consent of Oaktree up to an aggregate amount of $300,000.  Notwithstanding the foregoing, the Company shall be permitted to establish and administer the Bonus Pool, provided that the allocation of amounts payable from the Bonus Pool to the recipients thereof shall be subject to the prior written consent of Oaktree (which consent shall not be unreasonably withheld), it being understood that such amounts will not, if paid, apply to the amount set forth in the immediately preceding sentence.

5.12        Paydown of Prepetition Senior Facilities.  On the Effective Date, the Company shall, in accordance with the Plan, repay, in cash, $75,000,000 of the amounts outstanding under the Prepetition Senior Facilities using the cash proceeds received in connection with the sale of Purchased Shares.

5.13       DIP Budget.  Following entry of the Approval Order, the Company hereby agrees that it shall not, and shall cause its Subsidiaries not to, modify, or otherwise propose or support any modifications to the DIP Budget, without the prior written consent of Oaktree (which consent shall not be unreasonably withheld); provided, that Oaktree shall be deemed to have provided its consent pursuant to this Section 5.13 if Oaktree or its advisors do not notify the Company otherwise within three (3) days of receipt of such budget from the Company.

5.14        Use of Property; Rejection and Assumption of Contracts.  Following entry of the Approval Order, the Company hereby agrees that it shall not, and shall cause its Subsidiaries not to, without Oaktree’s prior written consent (not to be unreasonably withheld) (i) file any pleadings or motions with the Bankruptcy Court seeking to use any of the material properties or assets of the GMR Parties outside the ordinary course of business or (ii) reject or assume any material contract, agreement, lease or other arrangement to which any GMR Party is a party.  Notwithstanding the foregoing and for the avoidance of doubt, the Company hereby agrees and acknowledges that Oaktree will have any and all rights with respect to the assumption or rejection of contracts and unexpired leases under the Plan that are set forth in the Plan Term Sheet.

5.15        Exit Facilities.  The Company shall promptly provide copies of all material drafts and final execution copies of all documents, instruments, agreements and other materials to be entered into, delivered or otherwise used in connection with the 2011 Exit Facility and the 2010 Exit Facility for review and comment by Oaktree.

5.16        Fiduciary Obligations.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require the Company or any director or officer of the Company, in such person’s capacity as a director or officer of the Company, to take any action, or to refrain from taking any action, in each case, which is inconsistent with its fiduciary obligations under applicable law; provided, however, that Section 11.3(c), and not this Section 5.16, shall govern any determination by the Company’s board of directors to terminate this Agreement on the basis of fiduciary obligations or duties; provided, further that any action or inaction taken by the Company (other than in connection with Section 5.7 or Section 7.4) pursuant to this Section 5.16 that would, in the absence of this Section 5.16, constitute a breach of this Agreement, shall not impair any right of Oaktree to terminate this Agreement in accordance with Section 11.

Section 6.            Covenants of Oaktree.

6.1          Oaktree Pre-Confirmation Hearing Representation.  On a date to be agreed by the Company and Oaktree prior to the commencement of the hearing on confirmation of the Plan, Oaktree shall inform the Company, assuming the Company’s compliance with Section 5.4 from and after the date of this Agreement, whether, to the Actual Knowledge of Oaktree, Oaktree believes there has been a Material Adverse Effect on or before the date on which Oaktree provides such confirmation; provided that no such confirmation by Oaktree shall modify this Agreement for any purpose, including (a) for the purpose of determining whether the condition set forth in Section 9.8 has been satisfied or (b) with respect to any of the rights of Oaktree under Section 11.2.

6.2          Limitations on Transfer.  Oaktree shall not sell, transfer, assign, pledge, grant a participation interest in, or otherwise dispose of, directly or indirectly, its right, title, or interest in respect of Oaktree’s interest in the Oaktree Facility in whole or in part to a transferee that also participates in the Participation Offering hereunder, unless such transferee complies with Section 6 of the Restructuring Support Agreement.

6.3          Confidentiality Agreement. In the event Oaktree and the Company execute a confidentiality agreement as contemplated by Section 5.7 of this Agreement, Oaktree shall comply with the requirements of such agreement, and any material and intentional breach of the terms of such agreement by Oaktree shall be deemed to be a breach of this Agreement.  For purposes of this Section 6.3, an intentional material breach by Oaktree means a breach solely by Oaktree or its employees and does not include any breach by any non-employees of Oaktree.

6.4          Oaktree Organization.  Except with respect to the limited partnership units of OCM Marine Holdings TP, L.P. to be held by the Company, the Oaktree Funds shall continue to hold all of the outstanding equity interests of OCM Marine Holdings TP, L.P., and OCM Marine Investments shall remain a wholly-owned subsidiary of OCM Marine Holdings TP, L.P.

Section 7.            Additional Covenants.  The Company and Oaktree hereby agree to do the following:

7.1          Legends.  The Parties agree that, to the extent that section 1145 of the Bankruptcy Code is not applicable to the issuance thereof, the certificates evidencing the Purchased Shares to be purchased hereunder will bear the following legend:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS (“STATE ACTS”) AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR STATE ACTS COVERING SUCH SECURITIES OR THE SECURITIES ARE SOLD AND TRANSFERRED IN A TRANSACTION THAT IS EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.”

7.2          Further Assurances.  From time to time after the date of this Agreement, each Party shall execute, acknowledge and deliver to each other Party such other instruments, documents and certificates, and shall take such other actions as the other Party may reasonably request, in order to consummate the transactions contemplated by this Agreement, the Restructuring Support Agreement and the Plan.

7.3          Cooperation.  From the date of this Agreement until the earlier of the Effective Date or such time as this Agreement is terminated in accordance with Section 11, Oaktree shall use its commercially reasonable efforts to cause the conditions set forth in Section 8 and Section 10 to be satisfied and Oaktree shall reasonably cooperate in good faith with the Company in the preparation and completion of the Plan and in furtherance of the transactions thereunder.  Subject to Section 7.4, from the date of this Agreement until the earlier of the Effective Date or such time as this Agreement is terminated in accordance with Section 11, the Company shall diligently prosecute confirmation of the Plan and shall use its commercially reasonable efforts to cause the conditions set forth in Section 8 and Section 9 to be satisfied.

7.4          Solicitation of Alternative Transaction.  Notwithstanding anything herein to the contrary, Oaktree acknowledges and agrees that, following the commencement of the Chapter 11 Case and up to the beginning of the hearing regarding confirmation of the Plan, the Company may solicit, initiate, respond to, evaluate, discuss, negotiate, encourage and seek proposals concerning an Alternative Transaction, and no GMR Party shall have any liability to Oaktree or any of its Affiliates under or relating to this Agreement by virtue of soliciting, initiating, responding to, evaluating, discussing, negotiating, encouraging and seeking proposals concerning an Alternative Transaction; provided, that nothing in this Section 7.4 shall abrogate, limit or otherwise modify the Company’s obligations to pay the Expense Reimbursement and the Break-Up Fee in accordance with Section 2.2.  Subject to the execution by the Company and Oaktree (or its advisors), and the continued effectiveness, of a confidentiality agreement as contemplated by Section 5.7 of this Agreement, the Company hereby agrees to provide to Oaktree periodic reports concerning the status of discussions and negotiations concerning an Alternative Transaction (if any); provided, however, that if at any time one or more advisors of Oaktree is party to an effective confidentiality agreement contemplated by Section 5.7 and Oaktree is not party to such an effective confidentiality agreement, then the Company shall only be required to provide such advisor(s) with the information provided pursuant to this Section 7.4 in lieu of any other party listed above.

Section 8.            Conditions to the Parties’ Obligations.  The obligations of each of Oaktree and the Company to consummate the Closing are subject to the satisfaction or waiver in writing of each of the following conditions as of the Effective Date:

8.1          Approval Order.  The Bankruptcy Court shall have entered the Approval Order, such order shall be final and non-appealable, shall not have been appealed within fourteen (14) days of entry or, if such order is appealed, shall not have been stayed pending appeal, and there shall not have been entered by any court of competent jurisdiction any reversal, modification or vacatur, in whole or in part, of the Approval Order;

8.2          Confirmation Order.  An order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code (the “Confirmation Order”) that is consistent in all material respects with the Plan and otherwise reasonably acceptable to Oaktree shall have been entered by the Bankruptcy Court, such order shall be final and non-appealable, shall not have been appealed within fourteen (14) days of entry or, if such order is appealed, shall not have been stayed pending appeal, and there shall not have been entered by any court of competent jurisdiction any reversal, modification or vacatur, in whole or in part, of the Approval Order;

8.3          Disclosure Statement.  The Disclosure Statement (including any modifications and supplements thereto), as approved by the Bankruptcy Court, shall be consistent in all material respects with the Plan and otherwise in form and substance reasonably acceptable to Oaktree;

8.4          No Restraint.  No judgment, injunction, decree or other legal restraint shall prohibit the consummation of the Plan, the Participation Offering (if any), the issuance or sale of the Purchased Shares, or any other transactions contemplated by this Agreement; and

8.5          HSR Act; Regulatory Approvals.  If the purchase of Purchased Shares by any Person pursuant to this Agreement is subject to the terms of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the laws of any relevant foreign jurisdiction, the applicable waiting period shall have expired or been terminated thereunder with respect to such purchase.

Section 9.            Conditions to Oaktree’s Obligations.  The obligations of Oaktree to consummate the Closing are subject to the satisfaction (or the waiver in writing by Oaktree in its sole discretion) of each of the following conditions as of the Effective Date:

9.1          [Intentionally Omitted].

9.2          Plan.  The Plan (including the treatment and classification of the Claims of Oaktree and any Affiliates of any Oaktree Fund against the Company), including any modifications and supplements thereto, shall be consistent in all material respects with the Plan Term Sheet and otherwise in form and substance reasonably acceptable to Oaktree, and the conditions to confirmation and the conditions to the Effective Date of the Plan shall have been satisfied or waived in accordance with the Plan and all transactions contemplated by the Plan shall have been consummated or will be consummated simultaneously with the Closing;

9.3          Required Consents.  All governmental and third party notifications, filings, consents, waivers and approvals necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained;

9.4          Commitment Fee; Expense Reimbursement.  The Company shall have (i) delivered to Oaktree the Commitment Fee and (ii) paid to Oaktree the Expense Reimbursement, in each case, pursuant to the terms of Section 2.2;

9.5          [Intentionally Omitted];

9.6          Milestones.  The Company shall have met all of the Milestones in accordance with the terms of the Restructuring Support Agreement (as any such Milestone may be extended or waived by Oaktree in its sole discretion in order to accommodate court schedules or otherwise  (subject only to the last sentence of Section 2.3(a)));

9.7          No Default.  No Event of Default (as defined in the DIP Credit Agreement) shall have occurred and be continuing under the DIP Credit Agreement;

9.8          Material Adverse Effect.  Since the date of this Agreement, a Material Adverse Effect shall not have occurred;

9.9          Execution of Documents.  All documents arising from or related to the restructuring of the Company in accordance with the Plan (including the Securityholders Agreement and the Registration Agreement, as applicable, and each of the 2011 Exit Facility and the 2010 Exit Facility), which in each case shall be consistent in all material respects with the Plan Term Sheet or otherwise acceptable to Oaktree in accordance with this Agreement (and, for the avoidance of doubt, the references in Exhibit 1 to the Plan Term Sheet to terms that are to be “mutually agreed” means the mutual agreement of the Company, Oaktree and the lenders under the Prepetition Senior Facilities);

9.10        Cash.  As of the Closing Date, and after giving effect to (i) all of the Restructuring Transactions contemplated by the Plan, including the payment of the Equity Investment Amount and the consummation of the Participation Offering, if any, and (ii) all payments due under the Plan (including (x) all payments made on or before the Closing Date pursuant to the terms of the Plan in respect of all outstanding professional fees, and including all other Expense Reimbursement payments payable hereunder and (y) all cure costs payable before, at or after the Closing Date) and the payment obligations set forth in Section Paydown of Prepetition Senior Facilities, the GMR Parties shall have Cash in an amount no less than $20 million, plus the amount by which the aggregate of the accounts payable (as determined in accordance with GAAP) plus all accrued expenses (as determined in accordance with GAAP, net of accrued expenses that are not reasonably expected to become accounts payable, as determined in a manner consistent with the Company’s past practices), in each case, of the GMR Parties, exceeds $10 million (the “Accounts Payable Threshold”) as of the Closing Date; provided, however, that in the event that the Effective Date does not occur on or before April 30, 2012, the Accounts Payable Threshold will be increased to $12 million;

9.11        Valid Issuance.  (a) The Oaktree Shares issued and delivered to Oaktree hereunder (and in accordance with the Plan) shall be, upon issuance, duly authorized, validly issued, fully paid and non-assessable, and will be free and clear of all taxes, liens (other than liens created or otherwise imposed by or on Oaktree), preemptive rights (other than those preemptive rights granted to Oaktree and its Affiliates pursuant to the Investment Agreement, dated as of March 29, 2011, as amended, between OCM Marine Investments and the Company) and encumbrances (other than encumbrances created or otherwise imposed by or on Oaktree and encumbrances imposed by the Securities Act) with respect to the issue thereof, and (b) the Commitment Fee Warrant Shares underlying the Commitment Fee will be, upon issuance, duly authorized, and, when issued and delivered by the Company in accordance with the Plan, in the manner provided for in the Commitment Fee and against payment of the purchase price set forth therein, validly issued, fully paid and non-assessable, and will be free and clear of all taxes, liens (other than liens created or otherwise imposed by or on Oaktree), preemptive rights (other than those preemptive rights granted to Oaktree and its Affiliates pursuant to the Investment Agreement, dated as of March 29, 2011, as amended, between OCM Marine Investments and the Company) and encumbrances (other than encumbrances created or otherwise imposed by or on Oaktree and encumbrances imposed by the Securities Act) with respect to the issue thereof;

9.12        Other Conditions.  (a) The Company shall have performed, in all material respects, its obligations hereunder required to be performed by it on or prior to the Effective Date, (b) the representations and warranties of the Company in this Agreement that are not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects on the date hereof and on the Effective Date as if made at and as of the Effective Date (except where such representation and warranty speaks by its terms of a different date, in which case it shall be true and correct in all material respects as of such date) and (c) the representations and warranties that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, on the date hereof and on the Effective Date as if made at and as of the Effective Date (except where such representation and warranty speaks by its terms of a different date, in which case it shall be true and correct in all respects as of such date).  In the event that, to the Actual Knowledge of Oaktree on the date hereof, there is a breach of the representation set forth in Section 3.10(y), such breach shall not be a basis for (i) the assertion by Oaktree of a failure of a closing condition set forth herein to be satisfied, (ii) Oaktree asserting a claim for any legal remedy in equity or at law, and (iii) Oaktree’s termination of this Agreement;

9.13        No Breach of Restructuring Support Agreement.  Neither the Company nor the Supporting Credit Facility Lenders shall be in material breach of any of their respective obligations under the Restructuring Support Agreement;

9.14        Plan Indemnity.  The Plan shall provide Oaktree, solely in its capacity as the Plan Sponsor (as defined in the Plan Term Sheet), with an indemnity by the Company for any losses incurred by Oaktree (together with its Affiliates, and the equityholders, partners, directors, officers, employees, agents, representatives, successors and assigns of each of the foregoing) in its capacity as Plan Sponsor (subject to customary carve-outs) that is reasonably acceptable to Oaktree; and

9.15        Officers’ Certificate. The Company shall have delivered to Oaktree a certificate of the Chief Executive Officer and Chief Financial Officer of the Company, dated as of the Effective Date, (i) attaching a certified copy of resolutions duly adopted by the Board of Directors of the Company authorizing and approving its execution, delivery and performance of this Agreement, the Plan and the Restructuring Support Agreement and the transactions contemplated thereby, which resolutions remain in full force and effect as of the Effective Date, and (ii) certifying satisfaction of the conditions set forth in this Section 9.

Section 10.          Conditions to the Company’s Obligations.  The obligations of the Company hereunder are subject to the satisfaction (or the waiver in writing by the Company in its sole discretion) of the following conditions as of the Effective Date:

10.1        Required Consents.  All governmental notifications, filings, consents, waivers and approvals necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained; and

10.2        Other Conditions.  (a) Oaktree shall have performed, in all material respects, its obligations hereunder required to be performed by it on or prior to the Effective Date, (b) the representations and warranties of Oaktree in this Agreement that are not qualified as to materiality or material adverse effect shall be true and correct in all material respects on the date hereof and on the Effective Date as if made at and as of the Effective Date (except where such representation and warranty speaks by its terms of a different date, in which case it shall be true and correct in all material respects as of such date) and (c) the representations and warranties that are qualified as to materiality or material adverse effect shall be true and correct in all respects, on the date hereof and on the Effective Date as if made at and as of the Effective Date (except where such representation and warranty speaks by its terms of a different date, in which case it shall be true and correct in all respects as of such date).

10.3        Exit Facilities and Treatment of Supporting Oaktree Lenders’ Claims.  Each of the 2011 Exit Facility and the 2010 Exit Facility shall have been executed and delivered by the parties thereto (other than the Company) and all of the Supporting Oaktree Lenders’ claims under the Oaktree Facility shall have received the consideration required to be provided in satisfaction of such claims pursuant to the Plan.

Section 11.          Termination.

11.1        Termination by Either Party.  Each Party shall have the right, but not the obligation, to terminate this Agreement by notice to the other Party:

(a)           if Oaktree and the Company agree to terminate this Agreement by mutual written consent;

(b)           if the lenders under the Prepetition Senior Facilities (or a steering committee acting on their behalf) have directed the Company to commence an Acceptable Sale Process pursuant to the terms of the DIP Credit Agreement, and such direction has not been withdrawn or otherwise rendered ineffective by the Bankruptcy Court within ten (10) Business Days; or

(c)           if there shall be any final non-appealable order entered by a Governmental Authority of competent jurisdiction having valid enforcement authority permanently restraining, prohibiting or enjoining the GMR Parties or Oaktree from consummating the transactions contemplated hereby.

11.2        Termination by Oaktree. Oaktree shall have the right, but not the obligation, to terminate this Agreement by notice to the Company:

(a)           if the Company has failed to meet any of the Milestones in accordance with the terms of the Restructuring Support Agreement, including, for the avoidance of doubt, entry of the Approval Order on or before December 15, 2011 (unless such Milestone is extended or waived by Oaktree in its sole discretion in order to accommodate court schedules or otherwise, it being understood that, subject only to the last sentence of Section 2.3(a), Oaktree is the only party entitled to modify or waive the Milestones;

(b)           if the Definitive Documents (as defined in the Plan Term Sheet) filed by the Company with the Bankruptcy Court include terms that are inconsistent with the Plan Term Sheet in any material respect, unless otherwise reasonably acceptable to Oaktree;

(c)           if Company files any motion or other request for relief seeking (A) to voluntarily dismiss the Chapter 11 Case, (B) conversion of the Chapter 11 Case to chapter 7 of the Bankruptcy Code, (C) appointment of a trustee or an examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code in the Chapter 11 Case or (D) to effectuate a plan of reorganization other than the Plan or seek any other relief that, if approved, would render the Plan incapable of consummation on the terms set forth herein;

(d)           if any court (including the Bankruptcy Court) declares that any material provision of this Agreement is unenforceable in whole or in part;

(e)           if the Bankruptcy Court enters an order (A) dismissing the Chapter 11 Case, (B) converting the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code, (C) appointing a trustee or an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code in the Chapter 11 Case or (D) the effect of which would render the Plan incapable of consummation on the terms set forth in the Restructuring Support Agreement;

(f)           if the Company files any motion, or the Bankruptcy Court enters any order, approving a payment to any party (whether in cash or other property or whether as adequate protection, settlement of a dispute, or otherwise) that would be materially inconsistent with the treatment of such party under this Agreement;

(g)           if any Event of Default (as defined in the DIP Credit Agreement) by the Company occurs under the DIP Credit Agreement and such breach is not cured or waived within five (5) Business Days after the occurrence of such event of default;

(h)           upon the failure of any of the conditions set forth in Section 8 or Section 9 to be satisfied (except where such failure is the result of Oaktree’s failure to satisfy its obligations under this Agreement), which failure is not cured within seven (7) days following the date of Oaktree’s delivery to the Company of notification thereof;

(i)             any material breach by the Company of any of its obligations under this Agreement, and any such breach is not cured or waived within five (5) Business Days after receipt by the Company of written notice thereof from Oaktree;

(j)             any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing, or prohibiting the Restructuring (as defined in the Restructuring Support Agreement) in a manner that cannot be reasonably remedied by the Company;

(k)           upon the occurrence of a material breach by the Company or the Supporting Credit Facility Lenders of any of their obligations under the Restructuring Support Agreement, and the failure to cure such breach upon the terms set forth in the Restructuring Support Agreement; or

(l)            upon the termination of the Restructuring Support Agreement by Oaktree pursuant to Section 13(c)(viii) thereof.

11.3       Termination by the Company.  The Company shall have the right, but not the obligation, to terminate this Agreement by notice to Oaktree:

(a)           any material breach by Oaktree of any of its obligations under this Agreement, and any such breach is not cured or waived within five (5) Business Days after receipt by Oaktree of written notice thereof from the Company;

(b)           upon the termination of the Restructuring Support Agreement by the Company pursuant to Section 13(a)(i) thereof;

(c)           if the Company’s board of directors determines, in good faith and upon the advice of its advisors, in its sole discretion, that continued pursuit of the Plan is inconsistent with its fiduciary duties; or

(d)           the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any injunction, judgment, decree, charge, ruling or order preventing consummation of a material portion of the Restructuring.

11.4       Termination of the Restructuring Support Agreement. Notwithstanding anything to the contrary herein, this Agreement shall automatically terminate, without further any action by any party, upon the termination of the Restructuring Support Agreement (in accordance with the terms thereof); provided, that exercise of such specific termination right as set forth in the Restructuring Support Agreement is not as a result of the material breach of the Restructuring Support Agreement by one of the Parties, it being understood and agreed that in any case that the Company shall be obligated to pay the Break-Up Fee in accordance with Section 2.2 upon a termination of the Restructuring Support Agreement pursuant to Section 13(a)(ii) thereof; and it being further understood that nothing in this Section 11.4 shall have any effect upon Oaktree’s and the Company’s rights to terminate this Agreement pursuant to Section 11.1, Section 11.2 or Section 11.3.

11.5        Effect of Termination.

(a)           In the event of termination of this Agreement in accordance with this Section 11, the provisions of this Agreement shall immediately become void and of no further force and effect (other than Section 2.2 (subject to the prior satisfaction of the outstanding obligations under the Prepetition Senior Facilities and the DIP Credit Agreement in full, in cash or other treatment acceptable to the Supporting Credit Facility Lenders), this Section 11, Section 12 and other than in respect of any liability of any Party for any breach of this Agreement prior to such termination, which shall in each case expressly survive any such termination).

(b)           No termination of this Agreement pursuant to Section 11 shall be effective until written notice thereof is given to the non-terminating party specifying the provision hereof pursuant to which such termination is made.

Section 12.          Miscellaneous.

12.1        Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt, by electronic mail or by facsimile transmission against facsimile confirmation or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the Parties at the following addresses and facsimile numbers:

If to Oaktree:

Oaktree Capital Management, L.P.
333 South Grand Ave., 28th Floor
Los Angeles, California 90071
Facsimile:  (213) 830-6300
Attention:          B. James Ford
Adam Pierce
jford@oaktreecapital.com, apierce@oaktreecapital.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
333 South Hope Street
Los Angeles, California 90071
Facsimile: (213) 680-8500
Attention:          Damon R. Fisher and Peter P. Massumi
damon.fisher@kirkland.com, peter.massumi@kirkland.com

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Facsimile: (212) 446-4900
Attention:          Edward O. Sassower and Brian E. Schartz
edward.sassower@kirkland.com, brian.schartz@kirkland.com

If to the Company, to:

General Maritime Corporation
299 Park Avenue
New York, New York 10171
Facsimile: (212) 763-5607
Attention:         Chief Financial Officer
jeffrey.pribor@generalmaritimecorp.com

with copies (which shall not constitute notice) to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Facsimile:  (212) 715-8000
Attention:         Kenneth H. Eckstein, Douglas H. Mannal and Shari K. Krouner
keckstein@kramerlevin.com, dmannal@kramerlevin.com, skrouner@kramerlevin.com

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 12.1, by electronic mail to the electronic mail address as provided in this Section 12.1, or by facsimile transmission to the facsimile number as provided in this Section 12.1, be deemed given on the day so delivered, or, if delivered after 5:00 p.m. local time of the recipient or on a day other than a Business Day, then on the next proceeding Business Day, (ii) if delivered by mail in the manner described above to the address as provided in this Section 12.1, be deemed given on the earlier of the third (3rd) Business Day following mailing or upon receipt and (iii) if delivered by overnight courier to the address as provided for in this Section 12.1, be deemed given on the earlier of the first (1st) Business Day following the date sent by such overnight courier or upon receipt, in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 12.1.  Either Party from time to time may change its address, electronic mail address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.

12.2        Assignment.  This Agreement will be binding upon and inure to the benefit of each of the Parties, and neither this Agreement nor any of the rights, interests or obligations hereunder may or will be assigned by any Party without the prior written consent of the other Party; provided that, this Agreement, or Oaktree’s obligations hereunder, may be assigned, delegated or transferred, in whole or in part, by Oaktree to any one or more Persons without the prior written consent of the Company so long as any such assignee assumes the obligations of Oaktree hereunder and agrees in writing to be bound by the terms of this Agreement in the same manner as Oaktree.  Notwithstanding the foregoing, in the event of any such assignment by Oaktree under this Section 12.2 without the prior written consent of the Company, Oaktree shall remain obligated under this Agreement, and this Agreement shall remain fully enforceable against Oaktree.

12.3        Entire Agreement.  This Agreement contains the entire agreement among the Company and Oaktree with respect to the transactions contemplated by this Agreement and supersedes all prior agreements and representations, written or oral, with respect thereto (including that commitment letter delivered by OCM Marine Investments, prior to the date hereof which is hereby terminated and shall be deemed to be of no further force or effect, it being understood that all other terms and conditions set forth in the Restructuring Support Agreement shall remain in full force and effect).

12.4        Interpretation.  Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words using the singular or plural number also include the plural or singular number, respectively, (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (d) the term “Section” refers to the specified Section of this Agreement and (e) the word “including” means “including without limitation”.

12.5       Waivers and Amendments.  This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the Company and Oaktree.  No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Agreement, or any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.  The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any Party otherwise may have at law or in equity.

12.6        Governing Law; Jurisdiction; Venue; Process.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.  EACH PARTY HEREBY IRREVOCABLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

12.7        Waiver of Trial by Jury.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

12.8        Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.  All such counterparts will be deemed an original, will be construed together and will constitute one and the same instrument.

12.9        Headings.  The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

12.10      Severability.  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other circumstance and of the remaining provisions contained herein will not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto will be enforceable to the fullest extent permitted by law.

12.11      Specific Performance.  The Company and Oaktree acknowledge and agree that (a) irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, and (b) remedies at law would not be adequate to compensate the non-breaching party. Accordingly, the Company and Oaktree agree that each of them shall have the right, in addition to any other rights and remedies existing its favor, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce its rights hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief. The right to equitable relief, including specific performance or injunctive relief, shall exist notwithstanding, and shall not be limited by, any other provision of this Agreement.  Each of the Company and Oaktree hereby waives any defense that a remedy at law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance or other equitable remedies.  Notwithstanding the foregoing, if this Agreement is terminated by the Company in accordance with Section 11.3(c), and (i) for so long as no material breach of this Agreement by the Company is outstanding as of the time the Company exercises such termination right, (ii) the Company subsequently consummates an Alternative Transaction, and (iii) the Company pays the Break-Up Fee and Expense Reimbursement to Oaktree in accordance with Section 2.2, then Oaktree shall have no right of specific performance under this Section 12.11 or other claim for breach of this Agreement.

12.12      Limitation on Damages.  Notwithstanding anything to the contrary contained in this Agreement, payment of any and all monetary remedies to Oaktree (including equitable remedies that involve monetary damage, such as restitution of disgorgement, other than specific performance to enforce any payment or performance due hereunder) in respect of losses or damages of any kind, including, but not limited to, actual, special, consequential, incidental and punitive damages, in connection with any breach by the Company of a representation or warranty of the Company set forth in this Agreement or non-performance by the Company, partial or total, of any covenant or agreement made by the Company and set forth in this Agreement shall be limited to an amount equal to $12,500,000; provided, however, that this Section 12.12 shall not be applicable to any material and intentional breach by the Company of any representation or warranty of the Company set forth in this Agreement or intentional non-performance by the Company, partial or total, of any covenant or agreement made by the Company and set forth in this Agreement.

12.13      Survival.  The representations, warranties, covenants, and agreements made herein shall survive the execution and delivery of this Agreement until the Closing and, for the avoidance of doubt, shall not survive the Closing.  The representations, warranties, covenants, and agreements made herein shall not be affected by any examination made for or on behalf of any of the Parties or the knowledge of any of their officers, directors, securityholders, employees, agents or representative or the acceptance of any certificate or opinion; provided, however, this sentence shall not modify any representations or warranties that are made to the “knowledge”, “Knowledge” or “Actual Knowledge” of any person(s) or entity(ies).  All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument, unless otherwise expressly indicated therein.

12.14     Schedule Updates.  From and after the date hereof but in any event not later than the Closing Date, the Company shall supplement the Schedules it delivers hereunder, and deliver the same to Oaktree, with respect to any matter arising between the date hereof and the Closing Date that would be required to be disclosed on the Schedules if such representation or warranty were being made on and as of the Closing Date (except where such representation or warranty speaks by its terms as of a different date) (an “Update”).  Any Update provided under this Section 12.14 or notification provided under Section 5.4 shall not correct or modify any representation, warranty or disclosure made as of the date hereof or as of the Closing Date or otherwise modify this Agreement for any purpose, including (i) for the purpose of determining whether the condition set forth in Section 9.12 has been satisfied or (ii)  any of the rights of Oaktree under Section 11.2; provided, however, that the Company may update the Schedules without the prior consent of Oaktree only as follows:

(a)           if the Company enters into a time charter contract, agreement or arrangement with a duration of less than six (6) months after the date hereof without the consent of Oaktree, the Company may update Schedule 3.16 to include such time charter contracts, agreements or arrangements;

(b)           if the Company enters into, materially modifies or terminates any Material Contract with the prior written consent of Oaktree (or if such consent is deemed to have been given in accordance with Section 5.2), the Company may update Schedule 3.16 to reflect such entry into, material modification of or termination of such Material Contract changes; and

(c)           if the Company takes any specific action, or forbears from taking any specific action, after obtaining the express prior written consent of Oaktree (it being understood that Oaktree shall not be deemed, solely for the purpose of this Section 12.14(c), to have consented to any specific action or forbearance from the taking of any specific action unless the request delivered by the Company to Oaktree in writing specifically requests consent to such specific action or forbearance), the Company may update the Schedules to reflect the fact of such specific action or the fact of such specific forbearance from action (it being understood that the Company may not update the Schedules with respect to any matter arising as a consequence of such action).

Notwithstanding anything in this Section 12.14 to the contrary, in the event that the Company is permitted to make any update pursuant to clauses (a), (b) or (c) above (a “Permitted Update”), then such Permitted Update shall modify this Agreement for the purposes of determining whether (x) the closing condition set forth in Section 9.12 has been satisfied and (y) Oaktree’s rights under Section 11.2 are applicable, and such Permitted Update shall not be a basis for (A) the assertion by Oaktree of a failure of a closing condition set forth herein to be satisfied, (B) Oaktree asserting a claim for any legal remedy in equity or at law, or (C) Oaktree’s termination of this Agreement.  For the avoidance of doubt, the action described in the written request by the Company to Oaktree must be specific and, for example, shall not include actions that are described in the DIP Budget unless the Company has separately and specifically requested consent with respect to such action.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

GENERAL MARITIME CORPORATION

By:/s/ Jeffrey D. Pribor
Name: Jeffrey D. Pribor
Title: Executive Vice President, Chief Financial Officer

OAKTREE PRINCIPAL FUND V, L.P.

By: Oaktree Principal Fund V GP, L.P.
Its: General Partner

By: Oaktree Principal Fund V GP Ltd.
Its: General Partner

By: Oaktree Capital Management, L.P.
Its: Director

By:	/s/ B. James Ford
Name: B. James Ford
Title: Managing Director

By:	/s/Adam C. Pierce
Name: Adam C. Pierce
Title: Senior Vice President

[Signature Page to Equity Purchase Agreement]

OAKTREE PRINCIPAL FUND V (PARALLEL), L.P.

By: Oaktree Principal Fund V GP, L.P.
Its: General Partner

By: Oaktree Principal Fund V GP Ltd.
Its: General Partner

By: Oaktree Capital Management, L.P.
Its: Director

By:	/s/ B. James Ford
Name: B. James Ford
Title: Managing Director

By:	/s/Adam C. Pierce
Name: Adam C. Pierce
Title: Senior Vice President

OAKTREE FF INVESTMENT FUND, L.P. - CLASS A

By: Oaktree FF Investment Fund GP, L.P.
Its: General Partner

By: Oaktree FF Investment Fund GP Ltd.
Its: General Partner

By: Oaktree Capital Management, L.P.
Its: Director

By:	/s/ B. James Ford
Name: B. James Ford
Title: Managing Director

By:	/s/Adam C. Pierce
Name: Adam C. Pierce
Title: Senior Vice President

[Signature Page to Equity Purchase Agreement]

OCM ASIA PRINCIPAL OPPORTUNITIES FUND, L.P.

By: OCM Asia Principal Opportunities Fund GP, L.P.
Its: General Partner

By: OCM Asia Principal Opportunities Fund GP Ltd.
Its: General Partner

By: Oaktree Capital Management, L.P.
Its: Director

By:	/s/ B. James Ford
Name: B. James Ford
Title: Managing Director

By:	/s/Adam C. Pierce
Name: Adam C. Pierce
Title: Senior Vice President